24

EXHIBIT 2

STOCK PURCHASE AND MERGER AGREEMENT

     This Stock Purchase and Merger Agreement dated September 4, 1996 is executed among Northwestern Growth Corporation, a South Dakota corporation (the "Buyer"), CGI Acquisition Corporation, a Delaware corporation which is a wholly-owned subsidiary of the Buyer (the "Buyer Subsidiary"), CGI Holdings, Inc., a Delaware corporation ("CGI"), and the holders of all Preferred Stock of CGI (the "Preferred Holders"). CGI and its direct and indirect subsidiaries Coast Gas, Inc., a California corporation ("Coast"), and Coast Energy Group, Inc., a Delaware corporation ("CEG"), are herein collectively called the "Coast Companies," and the Coast Companies, taken together on a consolidated basis, are herein called the "Company."

     Capitalized terms used herein have the meanings stated in Section 12.

     The Buyer desires to acquire from the Preferred Holders, and the Preferred Holders desire to transfer to the Buyer, all the outstanding Preferred Stock of CGI, consisting of 62,500 shares.

     The Buyer desires to acquire an option from CGI, and CGI desires to grant the Buyer an option, to cause the consummation of a merger of the Buyer Subsidiary into CGI (the "Merger") pursuant to the terms of a merger agreement (the "Merger Agreement") in the form of Exhibit A being entered into concurrently herewith.

     CGI desires to acquire an option from the Buyer, and the Buyer desires to grant CGI an option, to cause the consummation of the Merger.

     In the event of a Triggering Transaction, the Buyer and CGI desire to cause the consummation of the Merger.

     Therefore, in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

Section 1 Initial Closing

     1.1 Sale of Preferred Stock; Stock Certificates and Closing Payments. An initial closing (the "Initial Closing") under this Agreement shall take place at the offices of McCutchen, Doyle, Brown & Enersen, LLP, San Francisco, on September 9, 1996, or at such other place or on such other date as the parties may agree in writing. At the Initial Closing:

     (a) Each Preferred Holder shall deliver to the Buyer, against the Buyer's payments as specified in Section 1.1(b), one or more certificates for the shares of Preferred Stock listed opposite its name in Schedule 3.4, duly endorsed or accompanied by duly executed stock powers, free and clear of all Third-Party Rights and in good order for transfer.

     (b) The Buyer shall pay each Preferred Holder by wire transfer of immediately available funds the Per-Share Preferred Purchase Price times the number of shares of Preferred Stock listed opposite its name in
Schedule 3.4.

     1.2 Preferred Purchase Price. The per-share cash amount (the "Per-Share Preferred Purchase Price") to be paid in consideration of the sale of the outstanding Preferred Stock is 100% of the $100 stated value per share plus accrued dividends on such stated value at the annual rate of 10% from (and excluding) April 6, 1993 to (and including) the date of the Initial Closing, compounded each March 31. The calculation of the aggregate amount payable to each Preferred Holder based on an Initial Closing date of September 9, 1996 is set forth in Schedule 1.2.

Section 2 Option and Merger

     2.1 Buyer Option. In consideration of $1,000,000 to be paid at the Initial Closing, CGI hereby grants the Buyer the option (the "Buyer Option") to cause the consummation of the Merger. The Buyer Option can be exercised, if at all, only if all of the following conditions are satisfied: (i) the Initial Closing occurs under this Agreement; (ii) neither a Triggering Transaction nor the consummation of an acquisition pursuant to Section 2.5 has previously occurred; and (iii) the Buyer Option is exercised on or before 5:00 p.m. Pacific time on the first anniversary of the date hereof (the "Buyer Expiration Time"). The exclusive method of exercising the Buyer Option shall be by giving notice pursuant to Section
11.4 to CGI. The Buyer Option will expire irrevocably at the Buyer Expiration Time if not duly exercised on or before such time. There will be no extension of the Buyer Expiration Time in the event it falls on a weekend or holiday or otherwise. If the Buyer Option is duly exercised, the closing of the Merger contemplated by this Section 2.1 will be held pursuant to Section 2.4 and the Merger Agreement within 30 days after the date of such exercise, unless a closing pursuant to Section 2.3 occurs sooner. The $1,000,000 consideration for the Buyer Option is nonrefundable, whether or not the Buyer Option is, or can ever be, exercised.

     2.2 CGI Option. In consideration of its entry into this Agreement, the Buyer hereby grants CGI the option (the "CGI Option") to cause the consummation of the Merger. The CGI Option can be exercised, if at all, only if all of the following conditions are satisfied: (i) the Initial Closing occurs under this Agreement; (ii) neither a Triggering Transaction, the consummation of an acquisition pursuant to Section 2.5 nor an earlier consummation of the Merger pursuant to the Buyer Option has previously occurred; and (iii) the CGI Option is exercised at any time after January 31, 1997 and on or before 5:00 p.m. Pacific time on April 30, 1997 (the "CGI Expiration Time"). The exclusive method of exercising the CGI Option shall be by CGI giving notice pursuant to Section 11.4 to the Buyer. The CGI Option will expire irrevocably at the CGI Expiration Time if not duly exercised on or before such time. There will be no extension of the CGI Expiration Time in the event it falls on a weekend or holiday or otherwise. If the CGI Option is duly exercised, the closing of the Merger contemplated by this Section 2.2 will be held pursuant to Section 2.4 and the Merger Agreement, unless a closing pursuant to Section 2.1 or 2.3 or the consummation of an acquisition pursuant to Section 2.5 occurs sooner, within 60 days after the date of such exercise but not before April 30, 1997, with the exact date within such range to be designated by the Buyer in a notice given to CGI not less than 5 business days in advance, subject to extension as specified in Section 7. If a Merger is consummated pursuant to this Section 2.2, then the additional provisions specified in the form of the Merger Agreement attached hereto as Exhibit A to be included upon such condition shall be included in the Merger Agreement.

     2.3  Merger upon Triggering Transaction.

     (a) A "Triggering Transaction" means the closing of an offering of limited partnership interests in a master limited partnership involving one or more liquid petroleum gas distribution businesses which are, or immediately prior to such transaction were, managed or beneficially owned by one or more Affiliates of the Buyer.

     (b) In the event a Triggering Transaction is scheduled to occur on or before the Buyer Expiration Time and prior to any consummation of the Merger pursuant to the Buyer Option or the CGI Option or an acquisition pursuant to Section 2.5, the Buyer shall give CGI not less than 30 days notice thereof, and the Merger will occur at a closing to be held pursuant to Section 2.4 and the Merger Agreement not later than simultaneously with the consummation of the Triggering Transaction, with the exact date within such range to be designated by the Buyer in a notice given to CGI not less than 5 business days in advance.

     2.4 Merger Closing.

     (a) The consummation of the Merger is herein called the "Merger Closing." The Merger Closing shall take place at the offices of McCutchen, Doyle, Brown & Enersen, LLP, San Francisco, on the date determined pursuant to Section 2.1, 2.2 or 2.3, as applicable.

     (b) Not later than 5 business days prior to the Merger Closing, CGI will prepare and deliver to the Buyer a statement setting forth good faith estimates, with supporting schedules, of each item listed in Section 3.4 of the Merger Agreement (including, if applicable, items (vi) and (vii) thereof) and the resulting estimated Merger Consideration, as such term is defined in the Merger Agreement.

     (c)  At the Merger Closing:

          (i) CGI will execute and file with the Delaware Secretary of State a certificate of merger in accordance with Section 251(c)(1)-(7) of the Delaware General Corporation Law.

          (ii) Pursuant to the Merger Agreement, the Buyer shall (x) issue to the Holders' Agents the Buyer Note and (y) pay by wire transfer of immediately available funds the Closing Cash Amount, as such term is defined in the Merger Agreement, to a single bank account designated for such purpose by the Holders' Agents.

          (iii) The Buyer will furnish the appropriate Coast Company immediately available funds necessary to discharge all obligations of the Company with respect to the Pay-Off Debt, and Coast will direct the payment of such funds to the respective creditors.

     2.5 Buyer's Third-Party Sale Rights. If the Initial Closing occurs, the Buyer will have the right, at its election by notice given to CGI, to market the Company to Persons not Affiliated with the Buyer (the "Third-Party Acquirer") and arrange an acquisition of the Company by a Third-Party Acquirer on the same general terms and conditions as are contained in the Merger Agreement (except that the amount of the acquisition consideration may be different, provided that:

     (a) such acquisition shall have the same tax consequences to CGI and the Common Holders as would result from the Merger,

     (b) CGI's participation in such acquisition shall be subject to no required Third-Party Actions in addition to or more burdensome than its participation in the Merger,

     (c) prior to any such marketing and sale, the Buyer irrevocably waives the condition set forth in Section 7.4,

     (d) such marketing will be the sole responsibility of the Buyer and at the sole cost and risk of the Buyer, and the Buyer hereby agrees to indemnify and hold harmless the Coast Companies and their Affiliates, officers, directors, employees, representatives, advisers and Common Holders from and against any and all Damages arising from or connected with such marketing, whether arising before, upon or after any consummation of any such acquisition, and whether or not any such acquisition is consummated,

     (e) CGI will be given reasonable prior notice of the identity of any prospective purchaser to be contacted by the Buyer, and copies of any information to be given to a prospective purchaser or the actual purchaser, and the Buyer shall not make any such contact or give any such information to which CGI reasonably objects,

     (f) upon the consummation of any such acquisition, the Common Holders receive cash in an amount equal to (x) the Merger Consideration (without regard to items (ix) and (x) of the definition of such term in the Merger Agreement) if the consideration to be received in such acquisition, net of expenses, which is allocable to the Common Stock and Stock Rights is not greater than such Merger Consideration or (y) if such allocable consideration, net of expenses, exceeds such Merger Consideration, the Merger Consideration plus 50% of such excess, and

     (g) upon the consummation of such acquisition, all Common Holders receive complete irrevocable releases from the Third-Party Acquirer and the Buyer in form and substance reasonably satisfactory to CGI.

In connection with any sale pursuant to this Section 2.5, CGI and the Buyer shall use their best efforts to secure any necessary shareholder or other necessary approvals. Any rights of the Buyer under this Section 2.5 shall expire automatically upon any exercise of the Buyer Option or the CGI Option or upon any notice of a Triggering Transaction, provided that no such expiration will affect the Buyer's obligations under clause (d) above, which shall continue in full force and effect.

Section 3 Transactional Representations and Warranties

     CGI hereby represents and warrants to the Buyer that, on and as of the date hereof:

     3.1 Power and Authority. CGI has all necessary power and authority under applicable corporate law to execute, deliver and perform its obligations under this Agreement and the Merger Agreement.

     3.2 Authority; Enforceability. Subject to the approval of this Agreement and the Merger Agreement by its stockholders under the Delaware General Corporations Law, the execution, delivery and performance of this Agreement by CGI have been duly authorized by all necessary action under applicable corporate law. This Agreement is legally binding on and enforceable against CGI in accordance with its terms subject to (i) bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors' rights generally and (ii) equitable principles.

     Each Preferred Holder, with respect to itself, himself or herself only, hereby represents and warrants to the Buyer that, on and as of the date hereof:

     3.3 Power and Authority. Such Preferred Holder has all requisite power and authority to enter into this Agreement and perform its, his or her obligations hereunder.

     3.4 Title. Such Preferred Holder is the sole record and beneficial owner of the Preferred Shares set forth opposite such Preferred Holder's name on Schedule 3.4. Except as disclosed on Schedule 3.4 with respect to such Preferred Holder, such Preferred Shares are free and clear of all Third-Party Rights, and such Preferred Holder has the full and unrestricted right, power and authority to sell such Preferred Shares. Upon delivery of the certificate(s) for such Preferred Shares (if any) to the Buyer and the Buyer's payment as stated in Section 1.1(b), the Buyer will acquire good and marketable title to and complete ownership of such Preferred Shares, free and clear of any Third-Party Right.

     3.5 Authority; Enforceability. Such Preferred Holder has full right and power and all authorization and approval required by any Legal Requirement, and by any Contract to which such Preferred Holder is a party, to sell, transfer and deliver the Preferred Shares set forth opposite such Preferred Holder's name in Schedule 3.4 free and clear of any Third-Party Right. The execution, delivery and performance of this Agreement by such Preferred Holder have been duly authorized by all necessary action. This Agreement is legally binding on and enforceable against such Preferred Holder in accordance with its terms subject to (i) bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors' rights generally, and (ii) equitable principles. The execution, delivery and performance of this Agreement by such Preferred Holder and the consummation by such Preferred Holder of all of the transactions contemplated hereby (x) do not require any Third-Party Action relating to such Preferred Holder, except those listed on Schedule 3.5, (y) subject to the receipt of the Third-Party Actions listed in Schedule 3.5, do not violate any Legal Requirement or Order applicable to such Preferred Holder, and (z) do not conflict with or constitute a default (with or without the giving of notice or the passage of time or both) under, or result in any acceleration or right of acceleration of any obligations under, any Contract to which such Preferred Holder is a party, where, in each case, the absence of such Third-Party Action or such violation, conflict, default or acceleration would in any way adversely affect such Preferred Holder's conveyance to the Buyer pursuant hereto of good and marketable title to such Preferred Shares, free and clear of any Third-Party Rights.

Section 4 Business Representations and Warranties of CGI as to
     Company

     Except as stated in the Disclosure Appendix with respect to a designated Section of this Section 4, CGI represents and warrants to the Buyer that, on and as of the date hereof:

     4.1 Capital Stock.

     (a) The authorized and outstanding capital stock of CGI is as follows:


                                         Shares         Shares
         Designation of Class            Authorized     Outstanding
         -----------------------------    ----------     -----------
         Redeemable Exchangeable
         Cumulative Preferred Stock,
         par value $0.01 per share           62,500         62,500

         Class A Voting Common Stock,
         par value $0.01 per share        3,000,000      2,806,097

         Class B Voting Common Stock,
         par value $0.01 per share          200,000        149,485

         Class C Voting Common Stock,
         par value $0.01 per share        3,000,000      1,327,518

         Class D Non-Voting Common Stock,
         par value $0.01 per share          250,000         29,147

         Common Stock (undesignated),
         par value $0.01 per share           65,000              0

There is no capital stock of CGI outstanding except as stated in this
Section 4.1(a) and Schedule 3.4. No capital stock of CGI is held by any Coast Company other than 10,714 shares of Class C Voting Common Stock held of record by Coast. The outstanding Stock Rights of CGI are as follows:

                                            Class of       Shares Subject
         Designation of Stock Right         Common Stock   to Stock Right
         --------------------------         ------------   --------------
         Options under 1987 Stock Option
         Plan of Coast Gas Industries, Inc.
         (assumed by CGI)                         D            174,973

         Series A Warrants                        D            175,438

         Series B Warrants                        D            287,228

There are no Stock Rights outstanding with respect to any Coast Company except as set forth in this Section 4.1(a). Except as disclosed in
Schedule 4.1, no Coast Company is a party to any stockholders agreement, registration rights agreement or other Contract with respect to capital stock or Stock Right issued or to be issued by it. Schedule 4.1 sets forth the record owners of the capital stock and Stock Rights set forth in this
Section 4.1(a).

     (b) All the outstanding capital stock and Stock Rights of Coast are owned by CGI, free and clear of any Third-Party Right. All the outstanding capital stock and Stock Rights of CEG are owned by Coast, free and clear of any Third-Party Right.

     (c) All of the issued and outstanding capital stock of each of the Coast Companies has been duly and validly authorized and issued and is fully paid and non-assessable, and has not been issued in violation of any preemptive rights of any stockholder. Except as disclosed in Schedule 4.1, no Person has any right to require any Coast Company to redeem, purchase or otherwise reacquire any capital stock issued by any Coast Company or any Stock Rights with respect to any capital stock issued by any Coast Company. There are no preemptive rights in respect of any capital stock of any Coast Company except as set forth in Schedule 4.1.

     (d) None of the Coast Companies has, since December 31, 1995, declared or paid any dividend or made any distribution in respect of any of its capital stock or any Stock Rights with respect thereto, or directly or indirectly redeemed, purchased or otherwise acquired any of the capital stock issued by it or any other Coast Company or any Stock Rights with respect thereto.

     4.2 Organization, Etc. of Coast Companies.  Each of the Coast
Companies:

     (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has full power and authority under applicable corporate law to own, lease and operate its Properties and to carry on the business in which it is engaged; and

     (b) has qualified to do business and is in good standing in all jurisdictions in which the ownership, leasing or operation of its Properties or the conduct of its business requires such qualification and where the failure to be so qualified would have a material adverse effect on such Coast Company's business or assets.

     4.3 Transactional Matters. Except as set forth in Schedule 4.3, the execution, delivery and performance of this Agreement by CGI and the consummation by CGI of all the transactions contemplated hereby (x) do not require any Third-Party Action with respect to any Coast Company under any Disclosable Contract, Disclosable Lease or material Permit, (y) do not violate any Legal Requirement or Order applicable to any Coast Company, and
(z) do not conflict with or constitute a default (with or without the giving of notice or the passage of time or both) under, or result in any acceleration or right of acceleration of any obligations under, any Disclosable Contract or Disclosable Lease.

     4.4 Subsidiaries, Etc. Except as set forth in Schedule 4.4, none of the Coast Companies owns any beneficial interest (except as a creditor in the ordinary course of business), direct or indirect, in any Person.

     4.5 Financial Statements; Liabilities; Changes.

     (a) Schedule 4.5(a) contains copies of the audited consolidated balance sheets and consolidated statements of operations and retained earnings and of cash flows for Coast and CEG at and for each of the three years ended July 31, 1995 (the "Audited Statements") and copies of the unaudited consolidated balance sheets and consolidated statements of operations for the Company at and for the year ended July 31, 1996 (the "1996 Year-End") (the "Unaudited Statements" and, together with the Audited Statements, the "Financial Statements"). The Financial Statements fairly present the consolidated financial condition of the Company at the dates indicated and the consolidated results of operations and (in the case of the Audited Statements) cash flows of the Company for the periods indicated in accordance with GAAP consistently applied throughout the periods indicated (except as stated therein and, in the case of the Unaudited Statements, for the absence of statements of retained earnings and cash flows and footnotes and subject to normal year-end adjustments).

     (b) The Company has no liability or obligation of any nature arising out of acts or omissions heretofore occurring, whether absolute, accrued, contingent or otherwise, except: (i) as set forth in this Agreement (including without limitation disclosures in the Schedules hereto); (ii) as accrued or disclosed in the Financial Statements; (iii) for liabilities and obligations incurred since the 1996 Year-End in the ordinary course of business consistent with past practice; (iv) for liabilities and obligations deducted in computing the Merger Consideration pursuant to the Merger Agreement; and (v) liabilities and obligations of a kind not required to be accrued in a balance sheet at the date hereof prepared in accordance with GAAP which individually would not subject the Company to Damages in excess of $25,000.

     (c) Since April 30, 1996, except for the divestiture of CEG's interest in Coast Energy Investments, L.P. as contemplated by Section 6.10 and except as set forth in Schedule 4.5(c):

          (i) The Company has operated its business in the ordinary course.

          (ii) There has been no material adverse change in the assets, business, liabilities, financial condition, results of operations or customer base of the Company, other than any changes affecting the propane gas distribution business generally, the energy logistics business generally or the energy trading business generally.

          (iii) There has not been any damage, destruction or condemnation known to CGI with respect to Property having an aggregate net book value on the Company's books in excess of $100,000, whether or not covered by insurance.

          (iv) There has not been any change in the accounting methods, practices or principles of the Company.

          (v) The Company has not sold, transferred or otherwise disposed of (or agreed or committed to sell, transfer or otherwise dispose of) any Property related to its Business other than the sale of inventory or tanks in the ordinary course, or canceled, compromised, released or assigned any debt or claim in its favor relating to its business other than obligations compromised in connection with CEG's disposition of its limited partnership interest in Coast Energy Investments, L.P., where the aggregate amount of such sales, transfers, dispositions, cancellations, compromises, releases or assignments exceeds $100,000.

          (vi) The Company has not incurred obligations to make new capital expenditures in an aggregate amount in excess of $200,000 in any month, except in accordance with the budgeted amounts stated in
     Schedule 4.22.

          (vii) The Company has not instituted, settled or agreed to settle any litigation, action or proceeding before any Governmental Agency, except for the settlement of workers' compensation and similar claims or other claims for personal injury, in any such case, not in excess of $50,000.

          (viii) The Company has not assumed, guaranteed, endorsed or otherwise become responsible (or otherwise agreed to become responsible) for the obligations of any other Person, except for the endorsement of negotiable instruments in the ordinary course of business.

          (ix) The Company has not granted (or agreed or committed to grant) any increase in compensation or fringe benefits other than normal salary increases consistent with prior periods.

          (x) The Company has not agreed, undertaken or committed to carry out any investigation, assessment, remediation or response action regarding the presence or possible presence of any Hazardous Materials.

     4.6 Taxes.

     (a) Except for (i) any Taxes being contested in good faith and for which the Company has adequate reserves in the Unaudited Statements and
(ii) any Taxes previously settled and for which provisions in accordance with GAAP are made in the Unaudited Statements or were made in financial statements for prior periods and (iii) matters which, in the aggregate for any single taxing authority (treating for this purpose all state and local taxing authorities within a single state as a single taxing authority) for all periods, will not result in Damages in excess of $25,000:

          (i) The Coast Companies have timely filed all Tax returns required to have been filed by them as of the date hereof and have timely paid all Taxes shown therein to be due,

          (ii) The reporting positions taken in such Tax returns have substantial support,

          (iii) The provision for Taxes in the Audited Statements is in accordance with GAAP consistently applied,

          (iv) The provision for Taxes currently payable in the Unaudited Statements has been calculated on a basis consistent with that used in the preparation of interim statements of prior years, and

          (v) The Company has paid all taxes due with respect to periods ending on or before the date hereof (or ending on or before the Initial Closing).

     (b) The federal net operating loss carryforward of the Company, upon and giving effect to the Merger Closing, will not be less than $16,800,000.

     (c) Except as set forth on Schedule 4.6(c), and except for matters which, in the aggregate for any single taxing authority (treating for this purpose all state and local taxing authorities within a single state as a single taxing authority) for all periods, will not result in Damages in excess of $25,000:

          (i) None of such returns contained a disclosure statement under Section 6662 of the Code or any similar provision of foreign law;

          (ii) None of the Coast Companies has received written notice from any federal or foreign taxing authority asserting any deficiency against any such company or claim for additional Taxes in connection therewith, other than any deficiency or claim which has been previously settled or for which appropriate reserves are included in the Unaudited Statements;

          (iii) There is no pending action, audit, proceeding or, to CGI's knowledge, investigation with respect to the assessment or collection of federal or foreign Taxes or a claim for refund made by any of the Coast Companies with respect to federal or foreign Taxes previously paid;

          (iv) All amounts that are required to be collected or withheld by any of the Coast Companies with respect to federal or foreign Taxes have been duly collected or withheld, and all such amounts that are required to be remitted to any federal or foreign taxing authority have been duly remitted;

          (v) No audit has been conducted of any federal or foreign income tax return filed by any Coast Company since July 31, 1993. The time during which such returns remain open for examination has expired in accordance with applicable statute and regulations, except for those returns for which the normally applicable statutory/regulatory period has not yet elapsed;

          (vi) None of the Coast Companies has requested or been granted any currently effective waiver or extension of any statute of limitations with respect to the assessment or filing of any federal or foreign Tax or return with respect thereto;

          (vii) No consent has been filed under Section 341(f) of the Code with respect to any of the Coast Companies;

          (viii) None of the Coast Companies is required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of foreign laws or regulations) by reason of a change in accounting method nor does CGI have any knowledge that the Internal Revenue Service (or other federal or foreign taxing authority) has proposed, or is considering, any such change in accounting method; and

          (ix) None of the Coast Companies is a party to or is bound by or has any continuing obligation under any tax sharing or similar agreement or arrangement with any Person other than other Coast Companies.

     4.7 Title to Properties.

     (a) Schedule 4.7(a) is a true and complete summary of all real property and interests in real property owned by any of the Coast Companies. Since the 1996 Year-End, no portion of such real property has been condemned, requisitioned or otherwise taken by any Governmental Agency, and, to CGI's knowledge, no such condemnation, requisition or taking is pending, threatened or contemplated. The Company has delivered or made available to the Buyer correct and complete copies of all title insurance, if any, with respect to each parcel of such real estate.

     (b) Schedule 4.7(b) is a true and complete summary based on the books and records of the Company of (i) all propane tanks owned by the Company and (ii) all other items of personal property owned by the Company with a net book value at the 1996 Year-End in excess of $50,000 per item.

     (c) Except as set forth in Schedule 4.7(c) and except for (i) the Liens granted to BofA under the BofA Agreements and to Banque Paribas under the Banque Paribas Agreements and (ii) Liens permitted under the BofA Agreements and the Banque Paribas Agreements, each of the Coast Companies has good and marketable title, in fee simple absolute (in the case of real property), and good title (in the case of personal property), to all of its Properties, in each case free and clear of all Third-Party Rights except such as are not material in amount and do not materially interfere with the use of the Property for its intended purpose.

     (d) As of the Initial Closing, CEG (or, in certain cases, Coast) will own all material items of non-inventory tangible personal property that were owned as of February 29, 1996 and used in generating the revenue shown in the unaudited CEG statement of operations as of February 29, 1996 previously delivered to the Buyer, subject to any sales or dispositions thereof since February 29, 1996 in the ordinary course of business.

     4.8 Inventories. Since April 30, 1996, all sales of inventory have been made in the ordinary course of business. Except pursuant to the BofA Agreements and the Banque Paribas Agreements, no inventory has been pledged as collateral or is held by any of the Coast Companies on consignment from others.

     4.9 Accounts Receivable. The accounts receivable of the Coast Companies (i) are bona fide and arose from valid sales in the ordinary course of business in material conformity with all applicable Legal Requirements, (ii) are valid and binding obligations of the debtors requiring no further performance by the Coast Companies, and (iii) are not subject to any offsets or counterclaims (other than in the ordinary course of business) and do not represent guaranteed sale, sell-or-return transactions or any other similar understanding. Except pursuant to the BofA Agreements and the Banque Paribas Agreements, no accounts receivable have been pledged as collateral to any Person. The Company has taken aggregate adjustments in accordance with GAAP consistently applied as an allowance for doubtful accounts receivable.

     4.10 Leases.  Schedule 4.10 lists or incorporates by reference to
Schedule 4.14 all leases, rental agreements, conditional sales contracts and other similar Contracts under which any Coast Company holds any real Property, or leases any real Property to others, with rental payments exceeding $5,000 per year, or holds any personal Property, or leases any personal Property to others, with rental payments exceeding $10,000 per year (collectively, the "Disclosable Leases"). All Disclosable Leases are, in all material respects, valid, in good standing and enforceable by such Coast Company in accordance with their terms subject to (i) bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors' rights generally, and (ii) equitable principles. No Coast Company nor, to CGI's knowledge, any other party to any Disclosable Lease is in material breach thereof. Each Coast Company enjoys peaceable possession of all real estate premises subject to Disclosable Leases to which it is a party and to all personal Property (other than those on customer premises or in transit) subject to Disclosable Leases to which it is a party.

     4.11 Facilities, Equipment. Each Coast Company owns or leases all material land, buildings and equipment used in the operation of its business (except that certain Properties used by CEG may be owned by Coast). None of the Coast Companies has received any notice of any material violation of any Legal Requirement or Order by such Coast Company's facilities which has not been corrected, and, to CGI's knowledge, no facility of a Coast Company is in material violation of any Legal Requirement or Order.

     4.12 Insurance. Schedule 4.12 lists and describes briefly all binders and policies of liability, theft, life, fire and other forms of insurance and surety bonds, insuring any of the Coast Companies or any of their Properties, assets and business as of the date hereof. Except as noted in
Schedule 4.12, all listed policies and binders insure on an occurrence, rather than claims-made, basis. All policies and binders listed in
Schedule 4.12 are valid and in good standing and in full force and effect. Except for any claims set forth in Schedule 4.12, there are no outstanding unpaid claims under such policy or binder, and, except as set forth in
Schedule 4.12, the Coast Companies have not received any notice of cancellation, general disclaimer of liability or non-renewal of any such policy or binder. None of the Coast Companies has satisfied any Legal Requirement to maintain financial assurance pursuant to any Environmental Law through self-insurance or insurance purchased directly or indirectly from any Affiliate.

     4.13 Employment and Benefit Matters.

     (a) Schedule 4.13(a) lists all of the following items which are applicable to any Coast Company: (i) employment Contracts with any employee, officer or director; and (ii) Contracts or arrangements with any Person providing for bonuses, profit sharing payments, deferred compensation, stock options, stock purchase rights, retainer, consulting, incentive, severance pay or retirement benefits, life, medical or other insurance, payments triggered by a change in control or any other employee benefits or any other payments, "fringe benefits" or perquisites which are not terminable at will without liability to the Company or which are subject to ERISA. The contracts or arrangements referred to in the foregoing clause (ii) are herein called "Benefit Plans."

     (b) None of the Coast Companies, nor any of their ERISA Affiliates, has any union contracts, collective bargaining, union or labor agreements or other Contract with any group of employees, labor union or employee representative(s), nor has any Coast Company or any ERISA Affiliate ever participated in or contributed to any single employer defined benefit plan or multi-employer plan within the meaning of ERISA Section 3(37), nor is any of the Coast Companies currently engaged in any labor negotiations, excepting minor grievances, nor is any of the Coast Companies the subject of any union organization effort. To CGI's knowledge, each of the Coast Companies is in material compliance with applicable Legal Requirements respecting employment and employment practices and terms and conditions of employment, including without limitation health and safety and wages and hours. No unfair labor practice complaint is pending against any of the Coast Companies before the National Labor Relations Board or other Governmental Agency. There is no labor dispute, strike, slowdown or work stoppage pending or, to CGI's knowledge, threatened against any of the Coast Companies.

     (c) True and correct copies of each Benefit Plan listed in Schedule 4.13(a) that is subject to ERISA (a "Company ERISA Plan") and related trust agreements, insurance contracts, and summary descriptions have been delivered or made available to the Buyer by the Company. The Company has also delivered or made available to the Buyer a copy of the two most recently filed IRS Forms 5500, with attached financial statement and accountant's opinion, if applicable, for each Company ERISA Plan. The Company has also delivered or made available to the Buyer a copy of, in the case of each Company ERISA Plan intended to qualify under Section 401(a) of the Code, the most recent Internal Revenue Service letter as to its qualification under Section 401(a) of the Code. To CGI's knowledge, nothing has occurred prior to or since the issuance of such letters to cause the loss of qualification under the Code of any of such plans.

     (d) Except as disclosed in Schedule 4.13(d), none of the Company ERISA Plans has participated in, engaged in or been a party to any prohibited transaction as defined in ERISA or the Code, and there are no material claims pending or, to CGI's knowledge, overtly threatened, involving any Benefit Plan listed in Schedule 4.13(a). To CGI's knowledge, there have been no material violations of any reporting or disclosure requirements with respect to any Company ERISA Plan.

     (e) Neither the Company nor any of its ERISA Affiliates has any liability for any excise tax imposed by Section 4971, 4972, 4974, 4975, 4976, 4977, 4978, 4978B, 4979, 4979A, 4980 or 4980B of the Code.

     (f) Except as disclosed in Schedule 4.13(f), the Company and its ERISA Affiliates do not maintain any plans providing benefits within the meaning of Section 3(1) of ERISA (other than group health plan continuation coverage under Section 601 of ERISA and 4980B(f) of the Code) to former employees or retirees.

     4.14 Contracts. Except as shown on Schedule 4.14, and except for Contracts fully performed or terminable at will without liability to any Coast Company, none of the Coast Companies is a party to any Contract (i) that affects such Coast Company, its business, Properties, assets, operations or financial condition and which contemplates performance by such Coast Company during a remaining period of more than one year (90 days in the case of any fixed-price propane sale or purchase Contract) or involves remaining commitments for sale or purchase in excess of $100,000,
(ii) that is an unhedged or speculative commodity, currency or similar contract, option or swap which, if closed on the date hereof, would result in a loss, or (iii) with an Affiliate of CGI. True and complete copies of each Contract disclosable on Schedule 4.14 (a "Disclosable Contract") have been delivered to the Buyer. To CGI's knowledge, each Disclosable Contract is, in all material respects, valid, in good standing and enforceable by the relevant Coast Company in accordance with its terms, subject to (i) bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors' rights generally, and (ii) equitable principles. No Coast Company or, to CGI's knowledge, any other party to any Disclosable Contract is in material breach thereof.

     4.15 Officers and Directors, Etc. Schedule 4.15 is a true and complete list of:

     (a) the names and addresses of each of the Coast Company's officers and directors;

     (b) the name of each bank or other financial institution in which each Coast Company has an account, deposit or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto; and

     (c) the name of each bank or other financial institution in which each Coast Company has a line of credit or other loan facility.

     4.16 Corporate Documents. The Company has furnished or made available to the Buyer or its representatives true, correct and complete copies of
(i) the articles or certificate of incorporation and bylaws of each Coast Company, (ii) the minute books of each Coast Company containing all records required to be set forth of all proceedings, consents, actions and meetings of the stockholders and board of directors of such Coast Company; (iii) all material Permits and Orders with respect to such Coast Company; and (iv) the stock transfer books of each Coast Company setting forth all transfers of any capital stock.

     4.17 Legal Proceedings. Except as shown on Schedule 4.17, (i) there is no action, suit, proceeding or (to CGI's knowledge) investigation pending in any court or before any arbitrator or before or by any Governmental Agency against any of the Coast Companies or any of their respective Properties or business, and (ii) to CGI's knowledge, there is no such action, suit, proceeding or investigation overtly threatened which, if decided adversely, would adversely affect the transactions contemplated by this Agreement or would entail Damages in excess of $25,000 individually.

     4.18 Compliance with Instruments, Orders and Legal Requirements. Except as set forth on Schedule 4.18, no Coast Company is in material violation of, or in default in any material respect with respect to, any term or provision of its articles or certificate of incorporation or bylaws, or any Order or, to CGI's knowledge, any Legal Requirement applicable to such Coast Company.

     4.19 Environmental Matters.

     (a) No Environmental Claims. Except as set forth on Schedule 4.19(a), there are no claims, investigations, litigations, administrative proceedings or Orders relating to any Hazardous Materials (collectively, "Environmental Claims") asserted against any Coast Company, or, to CGI's knowledge, relating to any real property currently or heretofore owned, leased or operated by any Coast Company or at which Hazardous Materials originating from any real property currently or heretofore owned, leased or operated by any Coast Company was disposed of. Except as set forth on
Schedule 4.19(a), none of the Coast Companies has assumed any liability of any person for cleanup, compliance or required capital expenditures in connection with any Environmental Claim.

     (b) Storage of Hazardous Materials. Except as set forth on Schedule 4.19(b), to CGI's knowledge: (i) no Hazardous Materials (other than liquid petroleum gas) are stored in underground storage tanks or surface impoundments that are located on real property currently or formerly owned, leased or operated by any Coast Company and (ii) except for matters the probable remediation cost of which does not exceed $25,000 individually, no part of such real property, including the groundwater located thereon, is presently contaminated by Hazardous Materials.

     (c) Compliance with Environmental Laws.  Except as set forth on
Schedule 4.19(c), no Coast Company is in material violation of any Environmental Law.

     4.20 Permits. The Company holds all Permits required to conduct its business as and where now conducted, subject to such exceptions as will not prohibit the Company from carrying on its business as and where presently conducted. There is not pending nor, to CGI's knowledge, threatened any proceedings to terminate, revoke, limit or impair any Permit the loss of which would prohibit the Company from carrying on its business as and where presently conducted.

     4.21 Intellectual Property. Each of the Coast Companies has all rights to and ownership of brand names, copyrights, patents, service marks, trademarks, applications for registration of any of the foregoing and other items of intellectual property, trade secrets, secret processes or know-how (collectively, "Intellectual Property") which is required for the conduct of its business substantially as presently conducted. No action, suit, proceeding or (to CGI's knowledge) investigation is pending or, to CGI's knowledge, threatened pertaining to any Intellectual Property used by any Coast Company. To CGI's knowledge, no Intellectual Property used by any Coast Company interferes with, infringes upon, conflicts with or otherwise violates the rights of others or is being interfered with or infringed upon by others, or is subject to any outstanding Order. No Coast Company is subject to any royalty or license payment obligation with respect to any Intellectual Property used by any Coast Company exceeding $25,000 other than any such obligation included in a Disclosable Contract.

     4.22 Capital Expenditures. Schedule 4.22 sets forth, by nature and amount, all budgeted capital expenditures of the Company for which commitments have been or are budgeted to be made, or for which payments or current liabilities have been made or incurred or are budgeted to be made or incurred, after the 1996 Year-End.

Section 5 Representations and Warranties of Buyer

     The Buyer hereby represents and warrants to CGI and the Preferred Holders that, on and as of the date hereof:

     5.1 Organization, Standing, Etc. of Buyer. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of South Dakota. The Buyer Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer and the Buyer Subsidiary each has full power and authority under applicable corporate law to own, lease and operate its Properties and to carry on the business in which it is engaged.

     5.2 Authority; Enforceability. The Buyer and the Buyer Subsidiary each has all necessary power and authority under applicable corporate law to execute, deliver and perform its obligations under this Agreement and the Merger Agreement. Subject to the approval of this Agreement and the Merger Agreement by its stockholders under the Delaware General Corporations Law, the execution, delivery and performance of this Agreement by the Buyer and the Buyer Subsidiary have been duly authorized by all necessary action under applicable corporate law. This Agreement is legally binding on and enforceable against the Buyer and the Buyer Subsidiary in accordance with its terms subject to (i) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws affecting the enforcement of creditors' rights generally and (ii) equitable principles. The execution, delivery and performance of this Agreement by the Buyer and the Buyer Subsidiary, and the consummation by the Buyer and the Buyer Subsidiary of all of the transactions contemplated hereby, (x) do not require any Third-Party Action relating to the Buyer or the Buyer Subsidiary, except those listed on Schedule 5.2, (y) subject to receipt of the approvals listed on Schedule 5.2, do not violate any Legal Requirement or Order applicable to the Buyer or the Buyer Subsidiary and (z) do not conflict with or constitute a default (with or without the giving of notice or the passage of time or both) under, or result in any acceleration or right of acceleration of any obligations under, any Contract to which the Buyer or the Buyer Subsidiary is a party, where, in each case, the absence of such Third-Party Action or such violation, conflict, default or acceleration would in any way adversely affect the transactions contemplated hereby.

     5.3 Source of Funds. The Buyer has the funds, or has the ability to obtain the funds, needed to pay all amounts payable by it hereunder and under the Merger Agreement. All such amounts shall be funded entirely by the Buyer, and shall not be funded through any borrowing by any Coast Company, or supported by any Lien upon any Property of, or any guarantee by, any Coast Company not given for reasonably equivalent value.

Section 6 Conditions to Obligations of Buyer at Initial Closing

     The obligations of the Buyer hereunder to be performed at the Initial Closing are subject to the satisfaction at or prior to the Initial Closing of the following conditions, except for any condition the Buyer may waive in writing in accordance with Section 11.3.

     6.1 Representations and Warranties. The representations and warranties contained in Sections 3 and 4 shall have been true in all material respects on the date of this Agreement and shall be true in all material respects at and as of immediately prior to the Initial Closing with the same effect as though made at and as of immediately prior to the Initial Closing, except for any exercise of Stock Rights listed in Section 4.1.

     6.2 Closing Certificate. CGI shall have delivered to the Buyer its certificate dated the date of the Initial Closing that the conditions specified in Section 6.1 are satisfied.

     6.3 Performance. CGI shall have performed and complied in all material respects with all covenants required herein to be performed or complied with by CGI on or before the Initial Closing.

     6.4 Third-Party Action..   With the exception of the Merger Hart-Scott
Requirements and Third-Party Actions required to discharge the Pay-Off Debt, all Third-Party Action required in order to consummate the Initial Closing and the Merger Closing on the terms hereof and of the Merger Agreement, other than any the absence of which in the aggregate would not have a material effect on the transactions contemplated hereby, shall have been taken.

     6.5 Opinion of Counsel. The Buyer shall have received from McCutchen, Doyle, Brown & Enersen, LLP, counsel to CGI, an opinion dated the date of the Initial Closing, in form and substance substantially as set forth in Exhibit B.

     6.6 Termination of Agreements. All Contracts between any Coast Company, on the one hand, and any Holder or any Affiliate of a Holder, on the other hand, shall have been agreed to be terminated at or prior to the Merger Closing, without liability of any party thereto on account of such termination, except that the operating and capitalized leases listed on
Schedule 6.6 will remain in effect in accordance with their terms unless the Buyer elects, by giving 30 days' written notice to the lessor (contingent on the Merger Closing, if the Merger Closing has not already been consummated at the time notice is given), to terminate such lease for the termination amount stated in Schedule 6.6 (adjusted as stated therein if the effective date of termination is other than the assumed date stated therein). Any termination of Contracts pursuant to this Section 6.6 shall not, however, affect (i) the obligations of the parties thereto arising or accruing prior to the Merger Closing, which, to the extent not discharged at or before the Merger Closing, shall remain enforceable in accordance with the terms of such Contracts, or (ii) any obligation of any Coast Company (under its Contracts, by-laws or applicable law) to indemnify, defend and/or advance expenses to its officers, directors or consultants (and related parties) in connection with claims brought (before or after the Merger Closing) in whole or in part on account of action taken or omitted (or allegedly taken or omitted) on or before the Merger Closing.

     6.7 Management Contract and Employment Agreements. Coast shall have entered into a management agreement in the form attached as Exhibit C with the Buyer (or its designated direct or indirect subsidiary), and Keith G. Baxter, Charles J. Kittrell, Ronald J. Goedde and Vincent J. Di Cosimo shall each have entered into an employment agreement with the Buyer (or its designated direct or indirect subsidiary) effective upon the Merger Closing substantially in the form attached as Exhibit D (it being understood that the death or disability of any of such individuals will not affect the Buyer's obligations with respect to either the Initial Closing or the Merger Closing).

     6.8 Transactional Litigation. No action, suit or proceeding before any Governmental Agency shall have been commenced, and no investigation by any Governmental Agency shall have been commenced or overtly threatened, against any of the Coast Companies, the Buyer, the Buyer Subsidiary or any of their respective principals, officers, directors or shareholders seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

     6.9 Interim Events. None of the events listed in Sections 10.10(a) through (i) shall have occurred.

     6.10 CEI. CEG shall have disposed of its limited partnership interest in Coast Energy Investments, L.P.

     6.11 Management Changes. No change in the chief executive officer, chief operating officer or chief financial officer of the Company, and no material adverse change in the employees reporting directly to such officers, taking such employees as a group, shall have occurred from the date hereof (it being understood that the death or disability of any of such individuals will not affect the Buyer's obligations with respect to either the Initial Closing or the Merger Closing).

     6.12 Stockholder Approval. The stockholders of CGI shall have approved this Agreement and the Merger Agreement in accordance with the Delaware General Corporation Law.

     6.13 Corporate and Other Proceedings. All corporate and other proceedings on the part of the Coast Companies and the Preferred Holders in connection with the transactions to be consummated at the Initial Closing, and all documents and instruments incident to such transactions, shall be reasonably satisfactory in substance and form to the Buyer.

Section 7 Conditions to Obligations of Buyer and Buyer Subsidiary at Merger Closing

     The obligations of the Buyer and the Buyer Subsidiary hereunder to be performed at a Merger Closing are subject to the satisfaction at or prior to such Merger Closing of the following conditions, except for any condition the Buyer and the Buyer Subsidiary may waive in writing in accordance with Section 11.3; provided that the conditions in Sections 7.1 through 7.3 shall apply only in the case of a Merger Closing pursuant to
Section 2.2 or 2.3, and the condition in Section 7.4 shall apply only in the case of a Merger Closing pursuant to Section 2.2.

     7.1  Performance.  No action

          (i)  prohibited by Section 10.10(a), (b), (e) or (f) or

          (ii) prohibited by Section 10.10(c), (d), (g), (h) or (i) which has a material adverse effect on the Buyer shall have been taken, or, if asserted by the Buyer to have been taken, shall not have been cured within a reasonable time after the Buyer gives CGI notice thereof (and the date by which the Merger Closing is to occur under this Agreement shall be extended accordingly).

     7.2 Transactional Litigation. No order shall have been entered in any action, suit or proceeding pending before any court or Governmental Agency with applicable jurisdiction enjoining, restraining or otherwise prohibiting the consummation of such Merger Closing; provided that, in the event any such order shall have been entered, the Buyer, the Buyer Subsidiary and CGI shall use their best efforts for a reasonable period to effectuate its removal (and the date by which the Merger Closing is to occur under this Agreement shall be extended accordingly).

     7.3 Certain Representations and Warranties. Except as affected by the issuance of Common Stock pursuant to the exercise of Stock Rights listed in Section 4.1, the representations and warranties of CGI contained in Section 3 and in Sections 4.1 and 4.2(a) shall be true in all material respects at and as of immediately prior to such Merger Closing with the same effect as though made at and as of immediately prior to such Merger Closing.

     7.4 Datedown Certificate. In the case of a Merger Closing pursuant to Section 2.2 only, CGI shall have furnished its certificate stating the extent to which the representations and warranties of CGI contained in Section 4 (other than Sections 4.1 and 4.2(a)) are true on and as of the date of such Merger Closing, as though made on and as of the date of such Merger Closing, it being expressly understood that the obligation of the Buyer to consummate such closing (i) is not conditioned upon such representations and warranties being true on and as of the date of such Merger Closing, as though made on and as of the date of such Merger Closing, and (ii) shall not be affected in any other way by the content of such certificate or the matters referred to in such certificate.

     7.5 Hart-Scott. The Merger Hart-Scott Requirements shall have been satisfied.

     7.6 Debt Repayments. The Pay-Off Debt shall be subject to discharge upon the Buyer's payment pursuant to Section 2.4(c)(iii).

     7.7  Initial Closing. The Initial Closing shall have been consummated.

Section 8 Conditions to Preferred Holders' Obligations at Initial
     Closing

     The obligations of the Preferred Holders hereunder to be performed at the Initial Closing are subject to the satisfaction at or prior to the Initial Closing of the following conditions, except for any condition the Preferred Holders may, with the consent of CGI, waive in accordance with
Section 11.3.

     8.1 Representations and Warranties. The representations and warranties of the Buyer contained in Section 5 shall have been true in all material respects on the date of this Agreement and shall be true in all material respects at and as of immediately prior to the Initial Closing with the same effect as though made at and as of immediately prior to the Initial Closing.

     8.2 Closing Certificate. The Buyer shall have delivered to CGI its certificate dated the date of the Initial Closing that the conditions specified in Section 8.1 are satisfied.

     8.3 Performance. The Buyer shall have performed and complied in all material respects with all covenants required herein to be performed or complied with by the Buyer on or before the Initial Closing.

     8.4 Third-Party Action. With the exception of the Merger Hart-Scott Requirements and Third-Party Actions required to discharge the Pay-Off Debt, all Third-Party Action required in order to consummate the Initial Closing and the Merger Closing on the terms hereof and of the Merger Agreement, other than any the absence of which in the aggregate would not have a material effect on the transactions contemplated hereby, shall have been taken.

     8.5 Opinion of Counsel. The Preferred Holders and CGI shall have received at the Initial Closing from Schiff Hardin & Waite, counsel to the Buyer, an opinion dated the date of the Initial Closing, in form and substance substantially as set forth in Exhibit E.

     8.6 Option Payment. The Buyer shall have paid CGI the $1,000,000 cost of the Buyer Option in immediately available funds.

     8.7 Management Contract and Employment Agreements. The Buyer (or its designated direct or indirect subsidiary) shall have entered into a management agreement with Coast in the form attached as Exhibit C, and the Buyer (or its designated direct or indirect subsidiary) shall have entered into employment agreements effective upon the Merger Closing with Keith G. Baxter, Charles J. Kittrell, Ronald J. Goedde and Vincent J. Di Cosimo substantially in the form attached as Exhibit D (it being understood that the death or disability of any of such individuals will not affect CGI's obligations with respect to either the Initial Closing or the Merger Closing).

     8.8 Transactional Litigation. No action, suit or proceeding before any Governmental Agency shall have been commenced, and no investigation by any Governmental Agency shall have been commenced or overtly threatened, against any of the Coast Companies, the Buyer, the Buyer Subsidiary or any of their respective principals, officers, directors or stockholders seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

     8.9 Stockholder Approval. The stockholders of the Buyer and of the Buyer Subsidiary shall have approved this Agreement and the Merger Agreement in accordance with the Delaware General Corporation Law.

     8.10 Corporate and Other Proceedings. All corporate and other proceedings on the part of the Buyer in connection with the transactions to be consummated at the Initial Closing, and all documents and instruments incident to such transactions, shall be reasonably satisfactory in substance and form to CGI.

Section 9 Conditions to Obligations of CGI at Merger Closing.

     The obligations of CGI hereunder to be performed at the Merger Closing are subject to the satisfaction at or prior to the Merger Closing of the following conditions, except for any conditions CGI may waive in writing in accordance with Section 11.3.

     9.1 Performance. The Buyer shall have tendered the Buyer Note and the Closing Cash Amount, as such term is defined in the Merger Agreement.

     9.2 Transactional Litigation. No order shall have been entered in any action, suit or proceeding pending before any court or Governmental Agency with applicable jurisdiction enjoining, restraining or otherwise prohibiting the consummation of such Merger Closing; provided that, in the event any such order shall have been entered, the Buyer, the Buyer Subsidiary and CGI shall use their best efforts for a reasonable period to effectuate its removal (and the date by which the Merger Closing is to occur under this Agreement shall be extended accordingly).

     9.3 Representations and Warranties. The representations and warranties of the Buyer contained in Section 5 shall be true at and as of immediately prior to the Merger Closing in all material respects with the same effect as though made at and as of immediately prior to the Merger Closing.

     9.4 Discharge of Pay-Off Debt. All obligations of the Company with respect to the Pay-Off Debt shall be subject to discharge by the funds provided by the Buyer pursuant to Section 2.4(c)(iii).

     9.5 Hart-Scott. The Merger Hart-Scott Requirements shall have been satisfied.

     9.6 Initial Closing.  The Initial Closing shall have been consummated.

Section 10  Covenants of CGI and Buyer

     10.1 Non-Disclosure. Each party agrees not to divulge or communicate, or use for any purpose other than evaluating this transaction or exercising rights as a party hereto, (i) any confidential business information or trade secrets of any other party or any Coast Company and (ii) any information or materials concerning this Agreement, the negotiation between the parties hereto and the transactions contemplated hereby, except to the extent that such information (v) was known by the recipient when received and is so documented by the recipient, (w) is or hereafter becomes lawfully obtainable from other sources, (x) is required to be disclosed to a Governmental Agency having jurisdiction over the party or its Affiliates,
(y) is otherwise required by law to be disclosed or (z) is disclosed following a waiver in writing from the other parties. The Buyer's obligations under this Section 10.1, insofar as they relate to the Coast Companies, shall expire when and if the Merger Closing occurs. Promptly after the date hereof, the Buyer and the Company will issue a mutually agreeable press release concerning the transactions contemplated hereby.

     10.2 Representations and Warranties in Sections 3 and 5.

     (a) Prior to and at the Initial Closing, the only right or remedy of any party on account of any misrepresentation or breach of warranty in
Section 3 or Section 5 will be to decline to consummate the Initial Closing under Section 6 or 8, respectively, and/or terminate this Agreement under
Section 10.5.

     (b) After the Initial Closing, the representations and warranties of CGI in Section 3 (and in the certificate referred to in Section 6.2, but only that part thereof that pertains to Section 3, which shall for purposes of this Agreement constitute a representation and warranty of CGI in
Section 3) and of the Buyer in Section 5 (and in the certificate referred to in Section 8.3, which shall for purposes of this Agreement constitute a representation and warranty of the Buyer in Section 5) shall survive the Initial Closing and the Merger Closing and remain enforceable until the expiration of the applicable statute of limitations. From the Initial Closing to the Merger Closing, the representations of the Buyer will be enforceable by CGI (for the benefit of the Holders if the Merger Closing occurs) After the Merger Closing, the representations of the Buyer will be enforceable by the Holders' Agents, rather than by CGI. After the Merger Closing, the representations of CGI in Section 4 will be governed by
Section 10.3 rather than this Section 10.2.

     10.3 Representations and Warranties in Section 4.

     (a) Prior to and at the Initial Closing, the only right or remedy of the Buyer or the Buyer Subsidiary on account of any misrepresentation or breach of warranty in Section 4 will be to decline to consummate the Initial Closing under Section 6 and/or terminate this Agreement under
Section 10.5.

     (b) After the Initial Closing, and prior to the Merger Closing, the only right or remedy of the Buyer or the Buyer Subsidiary on account of any misrepresentation or breach of warranty in Section 4 will be the right of the Buyer to recover from each Preferred Holder a pro rata portion (based on the number of shares of Preferred Stock sold to the Buyer) of the reduction in fair market value of the Preferred Stock, if any, proximately resulting from any misrepresentation or breach of warranty made or deemed made in Section 4 of which the Buyer gives notice specifying the dollar amount of such reduction and the nature thereof in reasonable detail to the Preferred Holders on or before the Merger Closing (and in any event on or before the first anniversary of the Initial Closing or, if sooner, December 31, 1997), provided that such reduction in fair market value shall be recoverable only if it exceeds $150,000 (and in that event the amount within such threshold shall be included in the aggregate recoverable amount).

     (c) At and after the Merger Closing, the only right or remedy of the Buyer or the Buyer Subsidiary on account of any misrepresentation or breach of warranty in Section 4 (or for any misrepresentation or breach of warranty by CGI in Section 3) shall be to offset the related Recoverable Amount against amounts owing under the Buyer Note, up to the full amount owing thereunder, as of the date each related Reimbursable Amount is agreed or otherwise finally determined pursuant to Section 10.4 to be valid and properly asserted, provided that the Buyer gives written notice specifying the nature and amount thereof in reasonable detail to the Holders' Agents on or before the first anniversary of the Merger Closing or, if sooner, December 31, 1997, and provided further that the aggregate Reimbursable Amounts relating to Section 4 exceed $550,000 (and in that event the amount within such threshold shall be included in the aggregate Reimbursable Amounts).

     (d) "Reimbursable Amount" means Damages, if any, proximately resulting to the Buyer on account of any misrepresentation or breach of warranty.

     (e) Neither any Coast Company nor any Holder nor any Affiliate of a Holder shall have any liability or obligation of any kind to the Buyer, the Buyer Subsidiary or any other Person on account of any misrepresentation or breach of warranty in Section 4, except as stated in this Section 10.3, including without limitation any liability or obligation under the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

     10.4 Disputed and Third-Party Claims Under Section 10.3.

     (a)  If the Buyer shall give notice of a claim in accordance with
Section 10.3 on or before the date specified therein, and the Buyer and the Holders' Agents do not resolve such matter by written agreement within 45 days after such notice is given, the dispute will be settled exclusively by arbitration before a single arbitrator appointed by JAMS/Endispute. If the total amount (not including interest) of the dispute and any counterclaim exceeds $250,000, the arbitration will be conducted in accordance with the Comprehensive Arbitration Rules and Procedures of JAMS/Endispute; any other arbitration under this Section 10.4(a) will be conducted in accordance with the Streamlined Arbitration Rules and Procedures of JAMS/Endispute. The Buyer and the Holders' Agents shall each bear their own expenses (including without limitation the fees and expenses of legal counsel and accountants) in connection with such arbitration. The arbitral award shall allocate the arbitrator's fees and expenses according to the relative success of the Buyer and the Holders' Agents in the arbitration, as determined by the arbitrator.

     (b) To the extent a claim by the Buyer under Section 10.3 relates to a claim asserted against a Coast Company or a party to this Agreement (other than to enforce this Agreement) (a "Third-Party Claim") and the Buyer gives notice of the assertion of the Third-Party Claim in accordance with Section 10.3 on or before the date specified therein, then the Holders' Agents will have the option, exercisable by written notice to the Buyer within 20 days after receipt of the Buyer's notice, to control the defense of such Third-Party Claim. All expenses (including, without limitation, attorneys' fees) incurred by the Holders' Agents in connection with their assumption of control of the defense of a Third-Party Claim shall be paid by the Holders' Agents. If the Holders' Agents have not assumed the defense of a Third-Party Claim, then the Buyer shall have the right to control the defense of the Third-Party Claim, and the expenses reasonably incurred by the Buyer in connection with such defense shall be recoverable as part of the underlying claim on the same basis and subject to the same limitations as stated in Section 10.3 and this Section 10.4.

     (c) The party controlling the defense may use counsel selected by it, but if the other party reasonably objects (within 20 days after designation of counsel initially selected) on account of such counsel's representation or potential representation of the designating party in matters in which the Buyer's and the Holders' interests are adverse or potentially adverse, the designating party shall select other counsel free of any such adverse representation. The party controlling the defense shall have the right, in its discretion exercised in good faith and upon the advice of counsel, to settle such matter, either before or after the initiation of litigation, at such time and upon such terms as they deem fair and reasonable, provided that (i) at least 10 days' prior notice shall be given to the other party of the intention to settle the Third-Party Claim, (ii) no settlement by the controlling party shall include any equitable relief binding on the noncontrolling party, any Holder, any Affiliate of the Buyer or any Coast Company, and (iii) the controlling party shall not agree to any settlement of such Third-Party Claim without the prior written consent of the other party, which consent shall not be unreasonably withheld. The noncontrolling party will have the right to be represented by counsel, solely at its own expense. The controlling party shall keep the other party advised of the status of the Third-Party Claim and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto.

     (d) Unless otherwise agreed by the parties, arbitration under Section 10.4(a) of a claim by the Buyer with respect to a Third-Party Claim shall be deferred until the resolution of the Third-Party Claim.

     (e) In the case of a claim brought in accordance with Section 10.3 prior to the Merger Closing, the Preferred Holders shall be substituted for the Holders' Agents in all provisions of this Section 10.4, for so long as the Merger Closing has not occurred.

     10.5 Termination of this Agreement. If any condition of the Initial Closing stated in Section 6 is not satisfied on or before December 1, 1996, then, provided neither the Buyer nor the Buyer Subsidiary is in material default hereunder, the Buyer may at any time thereafter terminate any further obligations of the Buyer or the Buyer Subsidiary under this Agreement by giving written notice thereof to CGI. If any condition of the Initial Closing stated in Section 8 is not satisfied on or before such date, then, provided neither CGI nor a Preferred Holder is in material default hereunder, CGI may at any time thereafter terminate any further obligations under this Agreement by giving written notice thereof to the Buyer. Any such termination will not, however, terminate or otherwise affect the obligations of the parties under Section 10.1, 11.1 or 11.2. This Agreement may be so terminated, or terminated by mutual agreement of the parties upon the authorization of their respective boards of directors, notwithstanding approval of this Agreement and the Merger Agreement by the stockholders of any or all parties.

     10.6 Inconsistent Action. No party will take any action, or cause any Coast Company to take any action, which will foreseeably result in the nonsatisfaction of any condition stated in Section 6 or 8 on or before the Initial Closing or any condition stated in Section 7 or 9 on or before the Merger Closing. CGI will use its reasonable business efforts to cause the condition stated in Sections 7.6 and 9.4 to be satisfied by October 1, 1996.

     10.7 Access. Between the date of this Agreement and the Merger Closing or any earlier termination of this Agreement in accordance with its terms, CGI shall (i) cause each of the Coast Companies to give the Buyer and its authorized representatives access to its books, records, Properties, officers, attorneys and accountants and permit the Buyer to make inspections and copies of such books and records, and (ii) cause the officers of each of the Coast Companies to furnish the Buyer with such financial information and operating data and other information with respect to the business and Properties of each of the Coast Companies, and to discuss with the Buyer and its authorized representative the affairs of the Coast Companies, all as the Buyer may from time to time reasonably request for the purposes of this Agreement, during normal office hours. Any on-site visit shall be subject to reasonable advance notice and to being accompanied by an officer or designated employee of one of the Coast Companies.

     10.8 No Solicitation or Negotiation. CGI and the Preferred Holders agree that, between the date of this Agreement and the Merger Closing or any earlier termination of this Agreement in accordance with its terms, it will not (and CGI will cause each Coast Company not to) (a) solicit, initiate or accept any other proposals or offers from any Person relating to any form of acquisition or purchase of any of the Coast Companies, (b) continue any negotiations with any Person conducted heretofore with respect to any such acquisition or purchase or (c) waive any material provision of any confidentiality or standstill agreement with any other Person relating to any such acquisition or purchase.

     10.9 Interim Financial Information. CGI will cause the Company to supply to the Buyer unaudited consolidated monthly financial statements of the Company within 15 business days of the end of each month ending between the date of this Agreement and the Merger Closing or any earlier termination of this Agreement in accordance with its terms, prepared on a basis consistent with the unaudited consolidated financial statements for the preceding months, together with additional monthly reports substantially in the form heretofore delivered to the Company's major stockholder. For purposes of these statements, employee bonuses and similar expenses may be accrued based on actual results for the year to date and budgeted results for the balance of the year.

     10.10 Interim Conduct of Business. From the date of this Agreement until the Merger Closing or any earlier termination of this Agreement in accordance with its terms, unless approved by the Buyer in writing, CGI will cause each Coast Company to operate its business consistently with past practice and in the ordinary course of business, and will cause each Coast Company not to:

          (a) merge or consolidate with or agree to merge or consolidate with, or sell or agree to sell all or substantially all of its Property to, or purchase or agree to purchase all or substantially all of the Property of, or otherwise acquire, any other Person or a division thereof, except as provided in this Agreement or the Merger Agreement;

          (b) amend its Articles of Incorporation or Bylaws (other than to increase the authorized number of directors to 7);

          (c) make any changes in its accounting methods, principles or practices, except as required by GAAP;

          (d) sell, consume or otherwise dispose of any Property, except in the ordinary course of business consistent with past practices;

          (e) authorize for issuance, issue, sell or deliver any additional shares of its capital stock of any class or any securities or obligations convertible into shares of its capital stock or issue or grant any option, warrant or other right to purchase any shares of its capital stock of any class, other than (in each case) the issuance of Common Stock pursuant to the exercise of Stock Rights listed in
     Schedule 4.1;

          (f) declare any dividend on, make any distribution with respect to, or redeem or repurchase, its capital stock;

          (g) modify, amend or terminate any Benefit Plans, except as required under Legal Requirements or any Disclosable Contract;

          (h) agree, undertake or commit to make any capital expenditure in excess of $200,000 in the aggregate, except as set forth in
     Schedule 4.22; or

          (i) authorize or enter into an agreement to do any of the foregoing.

     10.11 Board Representation; Approval Rights. From the date of the Initial Closing until the earliest of (i) the Merger Closing, (ii) the Buyer Expiration Time and (iii) any termination of this Agreement in accordance with its terms:

     (a) CGI agrees to cause a nominee of the Buyer to be appointed and serve as a member of CGI's board of directors.

     (b) CGI will cause the Coast Companies not to refinance the BofA Debt or Crescent Debt without the written consent of the Buyer, which shall not unreasonably be withheld.

     (c) CGI will not, and will cause the Coast Companies not to, enter into any transaction contrary to the rights and obligations of the parties under Section 2 without the written consent of the Buyer.

     10.12 Buyer Environmental Indemnification. The Buyer will indemnify the Holders and their Affiliates against all Damages arising out of any violations of Environmental Laws to the extent such Damages are attributable to operations of the Company's business or Properties after the Merger Closing.

     10.13 Buyer Notification. In the event the Buyer becomes aware of any untruth of any representation or warranty of CGI made in or pursuant to this Agreement prior to the Initial Closing or the Merger Closing for which the Damages may exceed $25,000, the Buyer will notify CGI thereof promptly, and in any event before the Closing in question.

     10.14 Use of Company Financial Statements. CGI will not object to the inclusion of financial statements relating to the Company in the registration statement for a proposed master limited partnership offering initiated by the Buyer prior to the Merger Closing, provided that, reasonably in advance of any filing or use thereof, (i) the Buyer and the entity making the offering execute and deliver to CGI an indemnity agreement in the form of Exhibit F and (ii) the Buyer delivers to CGI a copy of each proposed use. No Coast Company shall have any responsibility, liability or obligation of any kind with respect to such registration statement or the prospectus included therein or the transactions described therein or the suitability of any financial statements relating to the Company for inclusion therein. CGI will cooperate with a request by the Buyer to the Company's independent auditor for such auditor's consent to the inclusion of any report(s) of such auditor in such registration statement. To the extent the fees and expenses of the Company's independent auditors are increased in order to respond to any request by the Buyer to facilitate such inclusion, the additional fees and expenses will be borne by the Buyer and not deducted in computing the Merger Price.

     10.15 Hart-Scott-Rodino.. Each of CGI, the Buyer and the Buyer Subsidiary shall, promptly after the Initial Closing, file (or cause the "person" which such party is considered to be within for such purposes to file) a premerger notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall respond as promptly as possible to any requests or further requests for information under the Act, and shall use its best efforts to cause the waiting period under such Act to expire or be terminated early.

     10.16 Income Tax Withholding. The Buyer will cause the Company to pay amounts withheld by the Holders' Agents and paid over to the Company pursuant to Section 4(h) of the Merger Agreement to the proper taxing authorities on or before the due date of such payment.

Section 11  Miscellaneous

     11.1 No Brokers, Finders, Etc.

     (a) CGI. Neither any Coast Company nor any Holder has engaged any agent, broker, finder or investment or commercial banker in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, provided, that the board of directors of CGI may, in its sole discretion, elect to make an award to DLJ on or before the Merger Closing in an amount to be determined by the board of directors, in which case such amount (to the extent not paid prior to the Merger Closing) will be treated as a current liability and, accordingly, deducted in calculating the Merger Consideration. Prior to the Merger CGI shall, and after the Merger the Holders (severally and not jointly, and, in the case of a claim of engagement by CGI, pro rata with their Allocable Shares under the Merger Agreement) shall, indemnify the Buyer and hold the Buyer harmless against and in respect of any claim for brokerage fees or other commissions incurred or owing due to any such engagement or alleged engagement, including without limitation, any such award to DLJ and any fees and expenses of counsel incurred by the Buyer in connection with enforcing this Section 11.1(a).

     (b) Buyer, Etc. Neither the Buyer nor any Affiliate of the Buyer has engaged any agent, broker, finder or investment or commercial banker in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated hereby. The Buyer shall indemnify CGI and the Holders and hold CGI and the Holders harmless against and in respect of any claim for brokerage fees or other commissions incurred or owing due to any such engagement or alleged engagement, including without limitation, any fees and expenses of counsel incurred by CGI or any Holders in connection with enforcing this Section 11.1(b).

     11.2 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, CGI and the Buyer shall each pay their own fees and expenses incident to the negotiation, preparation, execution, delivery and performance hereof, including, without limitation, the fees and expenses of their respective counsel, accountants and other experts.

     11.3 Complete Agreement; Waiver and Modification, Etc.   This
Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties. There are no representations or warranties by any party except those expressly stated or provided for herein, any implied warranties being hereby expressly disclaimed. There are no covenants or conditions except those expressly stated herein. No amendment, supplement or termination of or to this Agreement, and no waiver of any of the provisions hereof, shall be binding on a party unless made in a writing signed by such party. This Agreement and the Merger Agreement may be modified by mutual agreement of the parties as authorized by their respective boards of directors, notwithstanding approval hereof and thereof by the stockholders of the parties, subject to the limitations stated in
Section 251(d) of the Delaware General Corporation Law. Nothing in this Agreement shall be construed to give any Person other than the express parties hereto any rights or remedies (other than the rights of the Holders under the Merger Agreement).

     11.4 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be given by delivery (by mail or otherwise) or transmitted to the address or facsimile number listed below, and will be effective (in all cases) upon receipt. Without limiting the generality of the foregoing, a mail, express, messenger or other receipt signed by any Person at such address shall conclusively evidence delivery to and receipt at such address, and any printout showing successful facsimile transmission of the correct total pages to the correct facsimile number shall conclusively evidence transmission to and receipt at such facsimile number.

     (a)  If to the Buyer:

          33 Third Street, S.E., Suite 400
          Huron, South Dakota 57350
          attention:  Daniel K. Newell, Executive Vice President
          facsimile:  (605) 353-8286

     (b)  If to CGI:

          432 Westridge Drive
          Watsonville, California 95076
          attention:  Keith G. Baxter, Chief Executive Officer
          facsimile:  (408) 724-4038

Any party may change its address or facsimile number for purposes of this
Section 11.4 by giving the other party written notice of the new address or facsimile number in accordance with this Section 11.4, provided it is a normal street address, or normal operating facsimile number, in the continental United States.

     11.5 Law Governing. This Agreement shall be interpreted in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

     11.6 Headings; References; "Hereof," The Section headings in this Agreement are provided for convenience only, and shall not be considered in the interpretation hereof. References herein to Sections or Exhibits refer, unless otherwise specified, to the designated Section of or Exhibit to this Agreement. References herein to Schedules refer to the designated Schedule of the Disclosure Memorandum. Terms such as "herein," "hereto" and "hereof" refer to this Agreement as a whole.

     11.7 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators and successors of the parties hereto, but no right or liability or obligation arising hereunder may be assigned by any party hereto.

     11.8 Counterparts, Separate Signature Pages. This Agreement may be executed in any number of counterparts, or using separate signature pages. Each such executed counterpart and each counterpart to which such signature pages are attached shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

     11.9 Severability. In the event any of the provisions of this Agreement shall be declared by a court or arbitrator to be void or unenforceable, then such provision shall be severed from this Agreement without affecting the validity and enforceability of any of the other provisions hereof, and the parties shall negotiate in good faith to replace such unenforceable or void provisions with a similar clause to achieve, to the extent permitted under law, the purpose and intent of the provisions declared void and unenforceable.

     11.10 Attorneys' Fees. In the event any suit, counterclaim, arbitration or other proceeding is brought to enforce or interpret the provisions of this Agreement, the prevailing side (the Buyer, on the one hand, and CGI and the Holders' Agents, on the other hand) shall be entitled to recover from the nonprevailing side, in addition to all other remedies available at equity and law, the cost, including but not limited to reasonable attorneys' fees, incurred by the prevailing side therein, including any appeal or other subsequent proceeding. A side shall be considered to prevail if it secures a more favorable result than the other side (who shall be considered the nonprevailing party), as determined by the arbitrator or judge.

     11.11 Waiver of Rescission. If the Initial Closing or the Merger Closing occurs, all parties hereby irrevocably waive any right of rescission as to the transactions consummated at such Closing.

Section 12  Glossary

     1996 Year-End - Section 4.5(a).

     Affiliate - a Person who controls, is controlled by or is under common control with another Person, or who directly or indirectly owns 10% or more of the voting power in such other Person, or of whose voting power such other Person (or a Person holding 10% or more of the voting power in such other Person) owns 10% or more. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     Agreement - this Stock Purchase and Merger Agreement, including the Exhibits hereto and the Disclosure Appendix.

     Audited Statements - Section 4.5(a).

     Banque Paribas Agreements - the Continuing Letter of Credit Agreement dated August 28, 1992 among Coast, CEG and Banque Paribas, and related agreements, each as amended from time to time.

     Benefit Plan  - Section 4.13(a).

     BofA - Bank of America Illinois.

     BofA Agreements - the Credit Agreement dated September 14, 1994 among Coast, CEG, the Lenders named therein and BofA as agent for the Lenders, and related agreements, each as amended from time to time.

     BofA Debt - the loans outstanding under the BofA Agreements.

     Buyer - introductory paragraphs.

     Buyer Expiration Time - Section 2.1.

     Buyer Note - the promissory note of the Buyer in the form of Exhibit
G.

     Buyer Option - Section 2.1.

     Buyer Subsidiary - introductory paragraphs.

     CEG - introductory paragraphs.

     CGI - introductory paragraphs. For purposes of provisions relating to the knowledge of CGI, such knowledge will be deemed to include the knowledge of its subsidiaries, Coast and CEG.

     CGI Expiration Time - Section 2.2.

     CGI Option - Section 2.2.

     Closing - the Merger Closing or the Initial Closing.

     Coast - introductory paragraphs.

     Coast Companies - introductory paragraphs.

     Code - the Internal Revenue Code of 1986, as amended.

     Common Holder - a holder of Common Stock or of a Stock Right for Common Stock.

     Common Stock - the common stock of CGI, consisting of Class A Voting Common Stock, Class B Voting Common Stock, Class C Voting Common Stock, Class D Non-Voting Common Stock and Common Stock (undesignated).

     Company - introductory paragraphs.

     Company ERISA Plan - Section 4.13(c).

     Contract - any agreement, written or oral, or any promissory note or other instrument of a contractual nature, which is intended to be enforceable against the Person in question or against any Property of such Person. Any Person which is, or any of whose Property is, subject to enforcement of a Contract shall, for purposes of this Agreement, be deemed a party to it.

     Crescent Debt - the 12.50% Senior Subordinated Notes Due September 15, 2004 outstanding under the several Securities Purchase Agreements dated as of September 14, 1994 among Coast, CEG and each of the Purchasers named therein.

     Damages - any loss, cost, liability or expense actually incurred, including without limitation, costs and expenses of litigation and reasonable attorneys' fees, but excluding in each case incidental, consequential or punitive damages. (The foregoing exclusion of punitive damages does not apply, however, to any punitive damages awarded in a Third-Party Claim.) All Damages shall be net of (i) any applicable insurance recovery (net of any retrospective premium adjustment), (ii) any related net realized tax benefit (taking any applicable recovery into account),
(iii) any related refund or recovery realized by the Buyer or any of its Affiliates and not included in the calculation of Net Working Capital under the Merger Agreement, (iv) any related reserve included in the Unaudited Statements or in the calculation of Net Working Capital under the Merger Agreement and (v) any other reserve (whether or not related to the Damages in question) included in the Unaudited Statements or in the calculation of Net Working Capital under the Merger Agreement, to the extent that, at the time of determination of Damages under this Agreement, such other reserve has proved to be in excess of the Company's actual losses or liabilities reserved against (provided, that such other reserves shall thereafter be reduced by the excess thus utilized for netting).

     Disclosable Contract - Section 4.14.

     Disclosable Lease - Section 4.10.

     Disclosure Appendix - the disclosure appendix dated the date hereof signed by CGI and the Buyer, consisting of the Schedules referred to herein.

     DLJ - Donaldson Lufkin & Jenrette Securities Corporation.

     Environmental Claim - Section 4.19(a).

     Environmental Laws - any Legal Requirement relating to pollution, waste, disposal, industrial hygiene, land use or the protection of human health, safety or welfare, plant life or animal life, natural resources, the environment or property, including without limitation those pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature.

     ERISA - the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

     ERISA Affiliate - any company which, as of the relevant measuring date under ERISA, is or was a member of a controlled group of corporations or trades or businesses (as defined in Sections 414(b), (c), (m) or (o) of the Code) of which a Coast Company is or was a member.

     Financial Statements - Section 4.5(a).

     GAAP - generally accepted accounting principles applied on a consistent basis, as set forth in authoritative pronouncements which are applicable to the circumstances as of the date in question. The requirement that such principles be applied on a "consistent basis" means that accounting principles observed in the period in question are comparable in all material respects to those applied in the preceding periods, except as change is permitted or required under or pursuant to such accounting principles.

     Governmental Agency - any agency, department, board, commission, district or other public organ, whether federal, state, local or foreign.

     Hazardous Material - all or any of the following: (i) any substance the presence of which requires investigation or remediation under any applicable law or regulation; (ii) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances" or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or "EP toxicity;" (iii) any petroleum products, explosives or any radioactive materials; and (iv) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

     Holder - a Preferred Holder or Common Holder.

     Holders' Agents - Section 8 of the Merger Agreement.

     Indebtedness - Section 8 of the Merger Agreement.

     Initial Closing - Section 1.1.

     Intellectual Property - Section 4.21.

     Legal Requirement - a statute, regulation, ordinance or similar legal requirement, whether federal, state, local or foreign, or any requirement of a permit or other authorization issued by a Governmental Agency.

     Lien - any lien, security interest, mortgage, deed of trust, pledge, hypothecation, capitalized lease or interest or right for security purposes.

     Merger - introductory paragraphs.

     Merger Agreement - introductory paragraphs.

     Merger Closing - Section 2.4(a).

     Merger Consideration - Section 3.4 of the Merger Agreement.

     Merger Hart-Scott Requirements - the filing of a premerger notification with respect to the Merger, and the expiration or termination of the related waiting period, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     Net Working Capital - the consolidated current assets of the Company, minus the consolidated current liabilities of the Company (other than the current portion of long-term debt included in Indebtedness of the Company, but including accrued interest on such Indebtedness), as of immediately prior to the Merger Closing, all as calculated in accordance with GAAP and in accordance with the Company's historical accounting methods, consistently applied. Changes in such current assets and liabilities arising as a result of the consummation of the Merger Closing will not be considered in calculating Net Working Capital. However, any fees or expenses incurred by the Company in connection with the transactions contemplated hereby shall be taken into account in the calculation of Net Working Capital, whether they are paid prior to the Merger Closing (thereby reducing cash or increasing BofA Debt) or remain payable as of the Merger Closing (thereby increasing accrued short-term liabilities). For purposes of calculating Net Working Capital, employee bonuses and similar expenses shall be accrued based on actual results for the year to date and budgeted results for the balance of the year.

     Net Working Capital Adjustment - the excess or shortfall of Net Working Capital over or under $2.5 million; if it is an excess, the Net Working Capital Adjustment will be positive, and if it is a shortfall, the Net Working Capital Adjustment will negative.

     Order - any judgment, injunction, order or similar mandatory direction of, or stipulation or agreement filed with, a Governmental Agency, court, judicial body, arbitrator or arbitral body.

     Pay-Off Debt - the BofA Debt, the Crescent Debt and any capitalized lease referred to in clause (i)(y) of the definition of Indebtedness in the Merger Agreement.

     Permit - a permit, license, franchise, certificate of authority or similar instrument issued by a Governmental Agency.

     Per-Share Preferred Purchase Price - Section 1.2.

     Person - an individual, or a corporation, partnership, limited liability company, trust, association or other entity of any nature, or a Governmental Agency.

     Preferred Holder - a Holder shown in Schedule 3.4 as holding Preferred
Stock.

     Preferred Stock - the Redeemable Exchangeable Cumulative Preferred Stock of CGI.

     Property - any interest in any real, personal or mixed property, whether tangible or intangible.

     Reimbursable Amount - Section 10.3(d).

     Stock Right - any right to acquire any capital stock (including without limitation any option or warrant or subscription right) or any instrument convertible into or exchangeable for any capital stock.

     Tax - any federal, state, local or foreign tax, assessment, duty, fee and other governmental charge or imposition of any kind, whether measured by properties, assets, wages, payroll, purchases, value added, payments, sales, use, business, capital stock, surplus or income, and any addition, interest, penalty, deficiency imposed with respect to any Tax.

     Third-Party Acquirer - Section 2.5.

     Third-Party Action - any consent, waiver, approval, license or other authorization of, or notice to, or filing with, any other Person, whether or not a Governmental Agency, and the expiration of any associated mandatory waiting period.

     Third-Party Claim - Section 10.4(b).

     Third-Party Right - any Lien on any Property of the Person in question, or any right (other than the rights of the Buyer hereunder) (i) to acquire, lease, use, dispose of, vote or exercise any right or power conferred by any Property of such Person, or (ii) restricting the Person's right to lease, use, dispose of, vote or exercise any right or power conferred by any Property of such Person.

     Triggering Transaction - Section 2.3(a).

     Unaudited Statements - Section 4.5(a).

     Warrant - a Class A Warrant or Class B Warrant exercisable for Class D Common Stock, issued under the several Securities Purchase Agreements dated as of September 14, 1994 among CGI, CEG and each of the Purchasers named therein.

(remainder of page left blank intentionally)



     IN WITNESS WHEREOF, the parties have executed this Agreement.

Buyer:                     NORTHWESTERN GROWTH CORPORATION


                           By:  /s/ Daniel K. Newell
                           ----------------------------------
                             Name:  Daniel K. Newell
                             Title:  Executive Vice President

Buyer Subsidiary:          CGI ACQUISITION CORPORATION


                           By:  /s/ Daniel K. Newell
                           ----------------------------------
                             Name:  Daniel K. Newell
                             Title:  Vice President



Preferred Holders:         AURORA FOUNDERS CAPITAL FUND L.P.

ByAURORA CAPITAL PARTNERS, L.P., its general partner

                           By AURORA ADVISORS, INC., its general partner

                           By:  /s/ Richard K. Roeder
                           -------------------------------------
                           Name:  Richard K. Roeder
                           Title:


                           CGI EQUITY PARTNERS, L.P.

                           ByCGI GP CORP., its general partner

                             By:  /s/ Richard K. Roeder
                           ---------------------------------------
                               Name:  Richard K. Roeder
                               Title:


                           McCOWN DE LEEUW & CO.

                           ByMDC MANAGEMENT COMPANY, its general partner

                             By:  /s/ George E. McCown
                             -------------------------------------
                               Name:  George E. McCown
                               Title:  Managing Partner

CGI:                   CGI HOLDINGS, INC.


                           By:  /s/ Keith G. Baxter
                             -------------------------------------
                             Name:  Keith G. Baxter
                             Title:  CEO


The undersigned agree to act as Holders' Agents under the Merger Agreement.


Holders' Agents:         /s/ Keith G. Baxter
                      ---------------------------------------
                           Keith G. Baxter


                           /s/ Gerald Parsky
                           ---------------------------------------
                           Gerald Parsky


                           /s/ Richard K. Roeder
                           ---------------------------------------
                           Richard K. Roeder


If the other applicable conditions to the Initial Closing are satisfied or waived, each of the undersigned hereby agrees to execute and deliver to the Buyer or its designated direct or indirect subsidiary, on or before the Initial Closing, an Employment Agreement effective on the Merger Closing substantially in the form attached hereto as Exhibit D.

                           /s/ Keith G. Baxter
                           ---------------------------------------
                           Keith G. Baxter


                           /s/ Charles J. Kittrell
                           ---------------------------------------
                           Charles J. Kittrell


                           /s/ Ronald J. Goedde
                           ---------------------------------------
                           Ronald J. Goedde


                           /s/ Vincent J. Di Cosimo
                           ---------------------------------------
                           Vincent J. Di Cosimo


Attachments

Exhibit A Merger Agreement
Exhibit B Opinion of Holders' Counsel
Exhibit C Management Contract
Exhibit D Employment Agreement
Exhibit E Opinion of Buyer's Counsel
Exhibit F Indemnity Agreement
Exhibit G Buyer Note
Disclosure Appendix

EXHIBIT A

MERGER AGREEMENT

     This Merger Agreement (this "Merger Agreement") dated September 4, 1996 is entered into by CGI Holdings, Inc., a Delaware corporation (the "Corporation"), CGI Acquisition Corporation, a Delaware corporation (the "Buyer Subsidiary"), and Northwestern Growth Corporation, a South Dakota corporation (the "Buyer").

     The Corporation desires to merge with the Buyer Subsidiary, and the Buyer and Buyer Subsidiary desire to have the Buyer Subsidiary merged into the Corporation, on the terms and conditions set forth herein and in the Stock Purchase and Merger Agreement dated the date hereof among the parties to this Merger Agreement (and certain other parties) setting forth certain representations and warranties, covenants and conditions in connection with the Merger (the "Acquisition Agreement").

     Capitalized terms used herein have the meanings stated in Section 8.

Section 1.  Merger

     1.1 Merger. At the Effective Time, the Buyer Subsidiary shall merge with and into the Corporation. Thereupon the separate existence of the Buyer Subsidiary shall cease, and the Corporation, as the surviving corporation, shall continue to exist under and be governed by the Delaware General Corporation Law. The Corporation shall succeed, without other transfer, to all the rights and property of the Buyer Subsidiary, and shall be subject to all the debts and liabilities of the Buyer Subsidiary in the same manner as if the Corporation had itself incurred them. All rights of creditors and all liens upon the property of each of the Buyer Subsidiary and the Corporation shall be preserved unimpaired.

     1.2 Certificate of Incorporation. The Certificate of Incorporation of the Corporation, as in effect at the Effective Time, shall be and remain its Certificate of Incorporation from and after the Effective Time, subject always to the right of the Corporation to amend its Certificate of Incorporation after the Effective Time in accordance with the laws of the State of Delaware, and shall not be amended by virtue of the Merger.

     1.3 By-Laws. The By-Laws of the Corporation, as in effect at the Effective Time, shall be and remain its By-Laws from and after the Effective Time until altered, amended or repealed, and shall not be amended by the Merger.

     1.4 Directors. The directors of the Buyer Subsidiary in office at the Effective Time shall become the directors of the Corporation, subject to applicable provisions of the By-Laws of the Corporation.

     1.5 Officers. The officers of the Corporation at the Effective Time shall continue as its officers, each of such officers to hold office subject to the applicable provisions of the By-Laws of the Corporation.

Section 2.  Effect of Merger on Outstanding Shares of Buyer
     Subsidiary

     At the Effective Time, each issued and outstanding share of common stock of the Buyer Subsidiary shall be converted by the Merger, without any action on the part of the holder thereof, into three shares of the capital stock of the Corporation, namely, one share of Class A Voting Common Stock, $0.01 par value, one share of Class B Voting Common Stock, $0.01 par value, and one share of Class C Voting Common Stock, $0.01 par value.

Section 3.  Effect of Merger on Outstanding Shares and Share
       Rights of the Corporation

     3.1 Preferred Shares. Each outstanding share of preferred stock of the Corporation shall remain outstanding and shall not be affected by the Merger.

     3.2  Common Shares.  At the Effective Time,

     (i) the Holders' Agents shall become entitled to receive from the Buyer, for the benefit of all Common Holders, the Merger Consideration,

     (ii) each Common Share outstanding immediately before the Effective Time (other than any Common Shares with respect to which appraisal rights under the Delaware General Corporation Law are duly asserted ("Dissenting Shares")) shall be converted by the Merger, without any action on the part of the holders thereof, into the right to receive from the Holders' Agents the Fully Diluted Per-Share Proceeds, and

     (iii) each Common Share held in the Corporation treasury shall be canceled and retired without paying consideration therefor.

     3.3  Common Stock Rights.

     (a) Stock Options. At the Effective Time, each outstanding option under the 1987 Stock Option Plan of Coast Gas Industries, Inc., as assumed by the Corporation, shall be converted by the Merger, without any action on the part of the holders thereof, into the right to receive cash in an amount equal to the product of (i) the Per-Share Spread times (ii) the number of Common Shares subject thereto (whether or not such option is then exercisable in full).

     (b) Warrants. As of the Effective Time, each Warrant shall be exercisable, pursuant to the terms thereof, into the right to receive, upon due exercise thereof (including without limitation the payment of the Current Exercise Price stated therein), the Fully Diluted Per-Share Proceeds times the number of Common Shares as to which it is exercised. As of the Effective Time, without any further action being necessary, the right to receive such Current Exercise Price shall be enforceable by the Holders' Agents and the obligation to pay such Fully Diluted Per-Share Proceeds shall be enforceable against the Holders' Agents. To the extent all Warrants are not so exercised 6 months after the amount owing on the Buyer Note (net of any offsets as stated therein) is finally determined and paid, the Holders' Agents shall remit to the Corporation the amount payable upon due exercise of the unexercised Warrants, and thereupon the right to receive such Current Exercise Price shall be enforceable by the Corporation and the obligation to pay such Fully Diluted Per-Share Proceeds shall be enforceable against the Corporation.

     3.4  Merger Consideration.  The "Merger Consideration" is the sum of:

          (i)  $97,000,000, minus

          (ii) the aggregate purchase price paid for the Preferred Stock at the Initial Closing pursuant to Section 1 of Acquisition Agreement, minus

          (iii) the $1,000,000 consideration paid at the Initial Closing for the Buyer Option pursuant to Section 8.6 of the Acquisition Agreement, minus

          (iv) the amount of all Indebtedness of the Company as of immediately prior to the Effective Time, plus

          (v) the Net Working Capital Adjustment (which may be positive, increasing the foregoing sum, or negative, decreasing the foregoing sum), plus

          (vi) the aggregate amount of all payments made, and current liabilities incurred, by the Company from August 1, 1996 through the Effective Time for capital expenditures which are consistent in nature and amount with the budget set forth in Schedule 4.22 of the Acquisition Agreement or which have been approved by the Buyer, such approval not to be unreasonably withheld, plus

          (vii) $100,000 for each full calendar month elapsed from and including October 1996 and prior to the Merger Closing, and, if the Merger Closing does not take place on the first day of the following calendar month, a ratable portion of $100,000 for the month in which the Merger Closing occurs, based on the number of days in such month and the number of days elapsed from (and including) the first of such month to (and excluding) the day on which the Merger Closing occurs, minus

          (viii) the aggregate amount paid with respect to Dissenting Shares, minus

          (ix) if and only if the Merger occurs pursuant to Section 2.2 of the Acquisition Agreement, the CGI Option Adjustment, calculated as set forth in Exhibit A hereto plus

          (x) if and only if the Merger occurs pursuant to Section 2.2 of the Acquisition Agreement, interest at the annual rate of 10% on the sum of (i) through (ix) from (and excluding) April 30, 1997 to (and including) the date on which the Effective Time occurs.

In calculating the foregoing sum, the plus and minus operations for items
(ii) through (x) all relate back to the amount stated in item 9(i) and not to any subtotals within such items (ii) through (x).

     3.5 Initial Payment of Merger Consideration; Final Determination of Merger Consideration.

     (a) At the Effective Time, the Buyer will deliver and pay to the Holders' Agents, on account of the Merger Consideration, (i) the Buyer Note, and (ii) immediately available funds in the amount of the estimated Merger Consideration determined pursuant to Section 2.4(b) of the Acquisition Agreement, less the principal amount of the Buyer Note (the "Closing Cash Amount").

     (b) From the Effective Time through the date the Merger Consideration is finally determined pursuant to this Section 3.5, the Buyer will cause the Company to give the Holders' Agents and KPMG Peat Marwick LLP (the "Neutral Firm") full access to all records relevant to the determination of the Merger Consideration and to its officers and employees with relevant knowledge. (If KPMG Peat Marwick LLP is not willing to act as the Neutral Firm under this Agreement, the Neutral Firm shall be such other "Big 6" public accounting firm with no material relationship with the Buyer or the Company as (i) is agreed upon by the Buyer and the Holders' Agents or, (ii) if such agreement is not reached within 30 days after KPMG Peat Marwick's notice of its unwillingness to act, is selected by the Executive Director of the Seattle office of the American Arbitration Association upon application by the Buyer or the Holders' Agents.)

     (c) Within 45 days after the Effective Time, the Buyer shall cause the Corporation, at its expense, to prepare and deliver simultaneously to the Buyer and the Holders' Agents a detailed schedule of all items listed in Section 3.2, with copies of all related work papers, and its calculation of the resulting amount of the Merger Consideration. The Company will permit the Buyer, the Holders' Agents and their respective representatives to observe the procedures used in preparing such schedule and calculation, and the Buyer and the Holders' Agents shall provide reasonable assistance in connection therewith as requested by the Company or the other party.
The Merger Consideration thus calculated shall be final and binding unless, within 20 days after such delivery, either the Buyer or the Holders' Agents give written notice of objection (a "Notice of Disagreement") to the Merger Consideration thus calculated, specifying in reasonable detail one or more aspects in which the Merger Consideration thus calculated is not consistent with Section 3.4. Promptly following receipt of a timely Notice of Disagreement, the Buyer and the Holders' Agents will attempt to reach agreement within 30 days. If for any reason the matter is not resolved by written agreement between the Buyer and the Holders' Agents within 30 days of the Notice of Disagreement, at any time thereafter either the Buyer or the Holders' Agents may submit the dispute to the Neutral Firm for determination. In the event of such submission, the Neutral Firm shall resolve the issues stated in each timely-delivered Notice of Disagreement (and no other issues), using such further procedures, if any, as it determines to be necessary, with a view towards completing such determination within 30 days of such submission. Each side shall bear its own costs in connection with any determination by such firm, and the fees and expenses of the Neutral Firm will be shared equally by both sides.
Such determination will be final and binding on all parties.

     (d) If the final and binding Merger Consideration determined pursuant to Section 3.5(c) is greater than the Closing Cash Amount, the Buyer will pay the excess to the Holders' Agents. If it is lower than the Closing Cash Amount, the Holders' Agents will pay up to $1,500,000 from retained proceeds received pursuant to Section 3.5(a), and any additional shortfall will be repaid by the Common Holders out of the proceeds previously received by them, severally and not jointly, pro rata in accordance with the allocation of such excess under Section 4. (Without limiting the remedies available to the Buyer for its enforcement of such several pro rata obligation against a Common Holder, the Buyer may offset the amount of such several pro rata obligation of a Common Holder against any amount then payable by it to such Common Holder, including without limitation such Common Holder's ratable share of the Buyer Note.) Any payment under this Section 3.5(d) shall be made in immediately available funds within 5 business days after the Merger Consideration becomes final and binding pursuant to Section 3.5(c). If any payment under this Section 3.5(d) is not paid when due, it will bear interest at the rate announced by Bank of America N.T.&S.A. from time to time as its base or prime rate from the due date to the date of payment.

     3.6 Transfer Books Closed. After the Effective Time, no transfer of the Common Shares outstanding prior to the Effective Time shall be made on the stock transfer books of the Corporation. Any purported transfer contrary to this Section 3.6 shall be null and void, and shall not be recognized by the Corporation or any other person.

Section 4.  Allocable Share; Payments by Holders' Agents

     (a) All expenses and liabilities incurred by the Holders' Agents for the account of the Common Holders are herein called the "Common Expenses.". The Merger Consideration received in cash from time to time by the Holders' Agents (including without limitation payments of principal and interest under the Buyer Note), minus the Common Expenses incurred from time to time, is herein called the "Net Merger Proceeds."

     (b) The Net Merger Proceeds shall be allocated among the Common Holders as follows:

          (i) The aggregate exercise price of all Common Stock Rights shall be added to the Net Merger Proceeds. Such sum is herein called the "Fully Diluted Amount."

          (ii) The aggregate number of shares of Common Stock acquirable on exercise of all Common Stock Rights shall be added to the aggregate number of Common Shares. Such sum is herein called the "Fully Diluted Common Shares." The Fully Diluted Amount divided by the Fully Diluted Common Shares is herein called the "Fully Diluted Per-Share Proceeds." The Fully Diluted Per-Share Proceeds minus the per-share exercise price of a Common Stock Right is herein called the "Per-Share Spread" of such Common Stock Right.

          (iii) The Allocable Share of each Common Share will be the Fully Diluted Per-Share Proceeds.

          (iv) The Allocable Share of each share of Common Stock subject to a Warrant which is duly exercised (including without limitation the payment of the Current Exercise Price stated therein) shall be the Fully Diluted Per-Share Proceeds.

          (v) The Allocable Share of each Common Holder with respect to a Stock Option shown in Exhibit A as held by such Common Holder shall be the number of shares thus shown as subject thereto times the Per-Share Spread applicable to such Stock Option.

     (c)  From the Closing Cash Amount, the Holders' Agents will set aside
(i) $1,500,000 to provide for possible payment under Section 3.5(d) and
(ii) an additional amount determined by them to be necessary or appropriate to pay or provide for Common Expenses. The Holders' Agents will distribute the balance of the Closing Cash Amount to the Common Holders in accordance with their Allocable Shares reasonably promptly after the Effective Time.

     (d) Promptly after the final determination of the Merger Consideration in accordance with Section 2.3, the Holders' Agents will distribute to the Common Holders in accordance with their Allocable Shares the amount, if any, of any additional payments by the Buyer and any balance of the $1,500,000 retained in accordance with Section 4(c), less any additional amount they determine to be necessary or appropriate to pay or provide for Common Expenses.

     (e) Payments of the Buyer Note and any other additional Net Merger Proceeds shall be distributed to the Common Holders in accordance with their Allocable Shares from time to time as and when the Holders' Agents determine in their discretion.

     (f) In the event that any balance of funds in the Account is insufficient to pay Common Expenses, the Common Holders will repay to the Holders' Agents the amount of the shortfall within 30 days of the Holders' Agents invoice therefor, up to the aggregate amount of distributions theretofore received by the Common Holders under this Merger Agreement.

     (g) Any distribution of Net Merger Proceeds under this Agreement, and any repayment of Common Expenses under Section 4(f), shall be allocated among the Common Holders based on an allocation under Section 4(b) of the aggregate cumulative unrepaid distributions to Common Holders under this
Section 4. Without limiting the generality of the foregoing, any Merger Consideration not yet received by the Holders' Agents and any Merger Consideration received by the Holders' Agents but being retained by them will be ignored in allocating any such distribution or any such repayment. Any obligation to repay pursuant to Section 4(f) shall be several in accordance with such allocation, and not joint.

     (h) Any distribution of funds from the Account to Common Holders may be made by check mailed to their respective addresses most recently noticed to the Holders' Agents or by other means mutually agreeable to the Holders' Agents and the recipient. Any distribution otherwise payable will be subject to any withholding required by applicable law, as determined by the Holders' Agents. Any withheld amount may, at the Holders' Agents' discretion, be paid over to the Corporation or one or more of its subsidiaries for remittance to the proper taxing authority.

Section 5.  Surrender of Certificates

     5.1 Certificate Surrender Required. other provision of this Merger Agreement, any amount otherwise distributable by the Holders' Agents to a Common Stockholder who has not theretofore surrendered its, his or her certificates formerly evidencing Common Shares registered in its, his or her name shall instead be retained by the Holders' Agents until the sooner of (i) the surrender of such certificates to the Holders' Agents and by them to the Corporation, in which case it will be paid to such Common Stockholder or (ii) 6 months after the amount owing on the Buyer Note (net of any offsets as stated therein) is finally determined and paid, in which case it will be paid to the Buyer, which shall thereupon succeed to the obligation of the Holders' Agents with respect to all remaining payments of the Fully Diluted Per-Share Proceeds. Any retained amount payable under this Section 5.1 shall not bear interest. Until properly surrendered, certificates formerly evidencing Common Shares shall be deemed for all purposes to evidence only the right to receive from the Holders' Agents the payments specified in Section 4.

     5.2 Notice. As soon as practicable after the Effective Time, the Holders' Agents shall notify each Holder who has not already surrendered all its, his or her certificates formerly evidencing Common Shares registered in its, his or her name, that the Merger has become effective and that such certificates may be surrendered to the Holders' Agents in order to receive the amounts then payable to such Common Holder in accordance with this Merger Agreement.

     No interest shall accrue after the Effective Time or be paid on any cash payment upon surrender of certificates which immediately prior to the Effective Time represented Common Shares.

     5.3 Nonregistered Certificate Holders. If any part of the Merger Consideration is to be paid to a person other than the person in whose name the certificates surrendered in exchange therefor are registered, it shall be a condition to such payment that the certificate so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the Corporation any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Corporation that such taxes have been paid or are not required to be paid.

     5.4 Lost, Stolen or Destroyed Certificates. In the event any certificate formerly representing Common Shares shall have been lost, stolen or destroyed, upon the making of any affidavit of that fact by the registered holder thereof or his duly authorized attorney-in-fact, the Corporation shall authorize the Holders' Agents to distribute in exchange for such certificate the Fully Diluted Per-Share Proceeds to the extent then deliverable. When authorizing such issue of the Fully Diluted Per-Share Proceeds in exchange therefor, the Board of Directors of the Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to give the Corporation and the Holders' Agents a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 6 Holders' Agents

     6.1 Authority. The Holders' Agents shall have the authority to make all decisions and perform all acts relating to the determination and payment of the Merger Consideration and the Buyer Note as they may determine in their discretion, including such decisions and acts that are not expressly mentioned herein. Without limiting the generality of the foregoing authorization granted to the Holders' Agents, the Holders' Agents are specifically authorized to perform, or cause to be performed, on behalf of the Holders, the following acts in the discretion of the Holders'
Agents:

     (a) Determine the final amount of the Merger Consideration and any Reimbursable Amount owing pursuant to Section 10.3 of the Acquisition Agreement, and negotiate, contest and settle the same with the Buyer;

     (b)  Contest and/or settle any Third-Party Claim in accordance with
Section 10.4 of the Acquisition Agreement;

     (c) Accept the Buyer Note and all payments thereon, and enter into any compromise thereof or amendment thereto;

     (d) Establish an account (the "Account") for the benefit of the Holders, with the Holders' Agents named as signatories thereon, and to accept and make deposits therein and to make withdrawals therefrom;

     (e) Invest any funds in the Account in U.S. Treasury Bills or in such interest-bearing instruments and accounts as the Holders' Agents may select in their absolute discretion, without being obligated to do so;

     (g) Retain and distribute funds in the Account as stated in Sections 4 and 5; and

     (h) Engage legal, accounting and other representatives and advisors and pay their fees and expenses.

     6.2 Action by Holders' Agents. The act of a majority of the Holders' Agents shall constitute the act of the Holders' Agents for all purposes of this Merger Agreement.

     6.3 Successors. In the event that any Holders' Agent shall resign as a Holders' Agent or shall die or become incapacitated or otherwise unable to perform his duties hereunder, the Common Holders shall elect and appoint a successor to the resigning or incapacitated Holders' Agent. Any such election and appointment may be made, and any or all of the Holders' Agents may be removed or replaced, by the written consent of Common Holders who held at least a majority of the Fully Diluted Common Shares immediately prior to the Effective Date.

     6.4 Compensation. The Holders' Agents shall not be entitled to any compensation on account of acting as such. Nothing in this Section 6.4 shall diminish or otherwise affect the rights of the Holders' Agents under
Section 6.5.

     6.5  Protection.

     (a) The Holders' Agents shall not be liable to any of the Common Holders or the Buyer or any other person for any error of judgment, act done or omitted by them in good faith, or mistake of fact or law, or any other act, omission or circumstance of any kind, excepting only their own actual gross negligence or willful breach of this Agreement. The Holders' Agents shall be entitled to treat as genuine any document furnished to them hereunder and believed by them to be genuine and to have been signed and/or presented by the proper party or parties. The Holders' Agents shall have only those duties expressly stated herein, and no others. The Holders' Agents may consult with counsel selected by them, and will be protected in relying upon the advice of such counsel.

     (b) The protections stated in Section 6.5(a) shall apply whether or not the Common Holders grant any approval or consent with respect to the matter in question. In addition, the Holders' Agents will have no liability whatever, including any liability for gross negligence or willful breach of this Agreement, with respect to any action taken or omitted, or circumstance existing, with the written consent of Common Holders who held at least a majority of the Fully Diluted Common Shares immediately prior to the Effective Time.

     (c) The Common Holders, severally and ratably in accordance with Fully Diluted Common Shares held, shall indemnify and hold harmless each Holders' Agent for all liability, loss, damage, cost, expense and claims, of whatsoever nature and by whomsoever asserted, arising out of or otherwise related to his status as a Holders' Agent, excepting only such Holders' Agent's own actual gross negligence or willful breach of this Agreement.

     (d) Payment of any amount due from the Buyer to the Holders' Agents, or delivery of any notice under the Acquisition Agreement or this Merger Agreement to the Holders' Agents, shall constitute payment or delivery of notice, as the case may be, to the Common Holders, and will be binding on the Common Holders to the same extent as if paid or given directly to them. The Buyer shall have no obligation to distribute, or any liability with respect to the Holders' Agents' distribution of, the Merger Consideration or any other payment or notice among the Common Holders other than making the payment or giving the notice to the Holders' Agents.

     (e) The individuals acting (or formerly acting) as Holders' Agents shall have no personal liability, to the Buyer or any other person, with respect to any obligation of a Holder on account of their acting (or formerly acting) as Holders' Agents. The obligations of the Holders' Agents under this Merger Agreement, in their capacities as such, shall be enforceable only against the property held by them under this Merger Agreement and shall not constitute personal obligations of the individuals acting (or formerly acting) as Holders' Agents.

Section 7.  Miscellaneous

     7.1 Other Agreements Superseded; Waiver and Modification, Etc. This Merger Agreement, together with the Acquisition Agreement, supersedes all prior agreements or understandings, written or oral, of the Corporation and the Buyer and the Buyer Subsidiary relating to the acquisition of the Company or its business and incorporates the entire understanding of the parties with respect thereto. The parties to this Merger Agreement make no representations or warranties with respect to any matter, except as expressly set forth in the Acquisition Agreement. The Merger Agreement may be amended or supplemented only by a written instrument signed by the party against whom the amendment or supplement is sought to be enforced. The party benefited by any condition or obligation may waive the same, but such waiver shall not be enforceable by another party unless made by written instrument signed by the waiving party and only to the extent expressly stated therein.

     7.2 Interpretation. The headings used in this Merger Agreement are provided for convenience only and this Merger Agreement shall be interpreted as though they did not appear herein. References in this Merger Agreement to sections refer, unless otherwise specified, to the designated section of this Merger Agreement.

     7.3 Law Governing. This Merger Agreement shall be construed in accordance with and governed by the laws of the State of Delaware applicable to contracts made and to be performed in Delaware.

     7.4 Time of Essence. Time is of the essence of this Merger Agreement and all of the terms, conditions and provisions hereof.

     7.5 Counterparts. This Merger Agreement may be executed in any number of counterparts and each such executed counterpart shall be deemed to be an original instrument, but all such executed counterparts together shall constitute one and the same instrument. One party may execute one or more counterparts other than that or those executed by another party, without thereby affecting the effectiveness of any such signatures.

     7.6 Taxable Income, Etc. All items of income, gain, expense or loss arising under applicable income tax laws in connection with the investment of the Account and the expenses and liabilities of the Holders' Agents will be allocated to the Common Holders ratably with their Allocable Shares.
Any payment of interest, dividends or other return actually received in the Account shall be promptly distributed to the Common Holders ratably with their Allocable Shares.

Section 8.  Glossary

     Account -  Section 6.1(d).

     Acquisition Agreement -  introductory paragraphs.

     Allocable Share -  Section 4(b).

     BofA Agreements - the Credit Agreement dated September 14, 1994 among Coast Gas, Inc., Coast Energy Group, Inc., the Lenders named therein and Bank of America N.T.&S.A. as agent for the Lenders, and related agreements, each as amended from time to time.

     Business Day - any day which is not a Saturday, Sunday or a bank holiday in the State of California.

     Buyer -  introductory paragraphs.

     Buyer Note - the promissory note of the Buyer in the form of Exhibit G to the Acquisition Agreement.

     Buyer Subsidiary -  introductory paragraphs.

     Closing Cash Amount -  Section 3.5(a).

     Common Expenses -  Section 4(a).

     Common Holder -  a Common Stockholder or a holder of a Common Stock
Right.

     Common Shares - the shares of Common Stock issued and outstanding immediately prior to the Effective Time.

     Common Stock - the Corporation's common stock, $0.01 par value per share, including without limitation shares of the Corporation's Class A Voting Common Stock, Class B Voting Common Stock, Class C Voting Common Stock, Class D Voting Common Stock and Common Stock (undesignated).

     Common Stock Right - any right (including without limitation any option or warrant or subscription right) to acquire Common Stock from the Corporation, or any instrument convertible into or exchangeable for Common Stock to be issued by the Corporation.

     Common Stockholder - a record holder of Common Shares immediately prior to the Effective Time.

     Company - the Corporation and its direct and indirect subsidiaries (including without limitation Coast Gas, Inc. and Coast Energy Group, Inc.), taken together on a consolidated basis.

     Corporation -  introductory paragraphs.

     Crescent Debt - the 12.50% Senior Subordinated Notes Due September 15, 2004 outstanding under the several Securities Purchase Agreements dated as of September 14, 1994 among Coast Gas, Inc., Coast Energy Group, Inc. and each of the Purchasers named therein.

     Dissenting Shares -  Section 3.2(i).

     Effective Time - the time at which a certificate of merger in accordance with Sections 251(c)(1)-(7) of the Delaware General Corporation Law is filed in the office of the Delaware Secretary of State pursuant to
Section 2.4(c)(i) of the Acquisition Agreement.

     Fully Diluted Amount -  Section 4(b)(i).

     Fully Diluted Common Shares -  Section 4(b)(ii).

     Fully Diluted Per-Share Proceeds -  Section 4(b)(ii).

     GAAP - generally accepted accounting principles applied on a consistent basis, as set forth in authoritative pronouncements which are applicable to the circumstances as of the date in question. The requirement that such principles be applied on a "consistent basis" means that accounting principles observed in the period in question are comparable in all material respects to those applied in the preceding periods, except as change is permitted or required under or pursuant to such accounting principles.

     Holders' Agents - Keith G. Baxter, Gerald Parsky and Richard K. Roeder, and their successors appointed under Section 6..

     Indebtedness - (i) the cash amount (other than accrued interest included in Net Working Capital) necessary to discharge (x) all obligations under the BofA Agreements and the Crescent Debt as of the Effective Time and (y) all obligations under any capitalized lease of the Company under which the lessor has the right to consent to the transactions contemplated hereby and refuses to grant or waive such consent, plus

     (ii) the principal amount of (and any accrued interest under, to the extent it does not constitute a current liability at the time of determination) of other obligations of the Company for borrowed money, or under capitalized leases, or for the deferred payment over an original period of more than one year of the purchase price of Property, plus

     (iii) the present value (at a discount rate of 10% compounded annually), as of the Common Closing, of the amounts thereafter payable under noncompetition agreements in favor of the Company entered into in connection with the acquisition of Property.

     Merger - the merger of the Buyer Subsidiary into the Corporation pursuant to the terms and conditions of this Merger Agreement and the Acquisition Agreement.

     Merger Agreement -  introductory paragraph.

     Merger Consideration -  Section 3.4.

     Net Merger Proceeds -  Section 4(a).

     Net Working Capital - the consolidated current assets of the Company, minus the consolidated current liabilities of the Company (other than the current portion of long-term debt included in Indebtedness of the Company, but including accrued interest on such Indebtedness to the extent such accrued interest constitutes a current liability), as of immediately prior to the Effective Time, all as calculated in accordance with GAAP and in accordance with the Company's historical accounting methods, consistently applied. Changes in such current assets and liabilities arising as a result of the consummation of the Merger will not be considered in calculating Net Working Capital, but expenses incurred by the Corporation in connection with the transactions contemplated by the Acquisition Agreement and this Merger Agreement (and alternative transactions) shall be taken into account in computing Net Working Capital, either by having been paid prior to the Effective Time (thereby reducing cash and/or increasing BofA Debt) or by remaining outstanding at the Effective Time (thereby constituting a current liability). For purposes of calculating Net Working Capital, employee bonuses and similar expenses shall be accrued based on actual results for the year to date and budgeted results for the balance of the year.

     Net Working Capital Adjustment - the excess or shortfall of Net Working Capital over or under $2.5 million; if it is an excess, the Net Working Capital Adjustment will be positive, and if it is a shortfall, the Net Working Capital Adjustment will negative.

     Neutral Firm -  Section 3.5(b).

     Notice of Disagreement -  Section 3.5(c).

     Per-Share Spread -  Section 4(b)(ii).

     Preferred Shares - shares of the Redeemable Exchangeable Cumulative Preferred Stock of the Corporation.

     Stock Option - an option to buy Class D Non-Voting Common Stock issued under the 1987 Stock Option Plan of Coast Gas Industries, Inc., as assumed by the Corporation and as amended from time to time.

     Warrant - a Class A Warrant or Class B Warrant exercisable for Class D Common Stock, issued under the several Securities Purchase Agreements dated as of September 14, 1994 among Coast Gas, Inc., CEG and each of the Purchasers named therein.

     (remainder of page left blank intentionally)





     IN WITNESS WHEREOF, the parties have executed this Agreement.


Corporation:                  CGI HOLDINGS, INC.


                              By
                              ----------------------------------
                                Name:
                                Title:


Buyer:                        NORTHWESTERN GROWTH CORPORATION


                              By
                              ----------------------------------
                                Name:
                                Title:


Buyer Subsidiary:             CGI ACQUISITION CORPORATION


                              By
                              ----------------------------------
                                Name:
                                Title:


Secretarial Certificate -  CGI Holdings, Inc.


A majority of the outstanding stock of CGI Holdings, Inc. gave written consent for the approval of the foregoing Merger Agreement, and written notice has been given as provided in Section 228 of the Delaware General Corporation Law.


                              ------------------------------
                              Secretary of CGI Holdings, Inc.


Secretarial Certificate -  CGI Acquisition Corporation


A majority of the outstanding stock of CGI Acquisition Corporation gave written consent for the approval of the foregoing Merger Agreement, and written notice has been given as provided in Section 228 of the Delaware General Corporation Law.


_________________________________
Secretary of CGI Acquisition Corporation


[The calculation described in this Exhibit A will be made only if Merger occurs pursuant to Section 2.2 of the Acquisition Agreement]


Exhibit A

Calculation of CGI Option Adjustment


The CGI Option Adjustment shall be computed as follows:

All calculations for purposes of the CGI Option Adjustment shall include only the 32 Coast Gas, Inc. retail locations that were operated by the Company as of July 31, 1996. Any acquisitions of new locations subsequent to July 31, 1996, shall be excluded from the CGI Option Adjustment calculation.

Coast Gas, Inc. retail earnings before interest, taxes, depreciation and amortization, calculated in accordance with generally accepted accounting principles consistent with the Corporation's historical financial practice, is herein called "EBITDA." Actual EBITDA for the period from August 1, 1996 to April 30, 1997 is called "Actual 9-Month EBITDA." Budgeted EBITDA for the period from May 1, 1997 to July 31, 1997 is called "Budget Last-Quarter EBITDA." The Budget Last-Quarter EBITDA will be fixed for this calculation at $1,252,816.

A weather normalization adjustment to the Actual 9-Month EBITDA shall computed, based on deviations from the weighted 10-year average heating degree days ("HDD's") in the Coast retail markets, using the same geographic measurement points as have been historically used in such calculations by the Company. The weather normalization adjustment shall be computed as follows:

     (a) multiply actual retail gallon sales for the period from August 1, 1996 through April 30, 1997 times 70%,
(b) divide the result in (a) by (1 minus the weighted average actual HDD percentage variance for the reporting period from the 10-year weighted average HDD for the reporting period) if the reporting period is warmer than the 10-year average, or by (1 plus the weighted average actual HDD percentage variance) if it is cooler than the 10-year average (weighting is to be done by the average annual gallons sold during such 10-year period for each geographic measurement point),
(c) subtract the result in (a) from the result in (b), yielding a negative number of gallons if the reporting period is cooler than the 10-year average and a positive number of gallons if it is warmer,
(d)  multiply the result in (c) times the average fiscal 1997 budgeted
EBITDA per gallon of $.26824.

The result in (d) is called the "Weather Adjustment."

The sum of Actual 9-Month EBITDA, plus the Weather Adjustment (a negative number if the reporting period is cooler than the 10-year average and a positive number if it is warmer), plus the Budget Last-Quarter EBITDA, is called the "Weather Normalized EBITDA."

If the Weather Normalized EBITDA is greater than or equal to the Base EBITDA (the "Base EBITDA" for purposes of this calculation shall be $11.0 million), then the CGI Option Adjustment shall be zero. If the Weather Normalized EBITDA is less than the Base EBITDA, then the CGI Option Adjustment shall be the product of 7.81818 times the amount of such shortfall. (The 7.81818 factor is obtained by dividing $86.0 million by $11.0 million, the Base EBITDA).

A sample calculation follows to illustrate the calculation method:

Assumptions:

1. Year-to-date actual EBITDA as of April 30, 1997          $9,200,000

2. Actual year-to-date retail gallon sales through
   April 30, 1997                                            31,000,00

3. Weighted average actual HDD's for the period 8-1-96
   to 4-30-97                                                   50,000

4. Weighted 10-year average ('88-'97) HDD's for the
   9-month period ended 4-30                                    54,000

Calculation:

1. Gallon weather normalization:
   [(31,000,000 * .7)/(1 - [(54,000-50,000)/54,000])] -
   (31,000,000 * .7) =                                   1,735,897 gal.

2. Times average fiscal 1997 budgeted EBITDA per gallon         $.26824
                                                        ---------------

3. Weather Adjustment                                          $465,567

4. Weather Normalized EBITDA = Actual 9-Month EBITDA +
   Weather Adjustment + Budget Last-Quarter EBITDA =
   $9,200,000 + $465,567 + $1,252,816                       $10,918,383

5. Base EBITDA                                              $11,000,000
                                                        ---------------

6. Weather Normalized EBITDA shortfall from Base EBITDA    $     81,617

7. CGI Option Adjustment (shortfall x 7.81818)              $   638,096

EXHIBIT B

HOLDERS' COUNSEL'S OPINION

  Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:

  1. Each of the Coast Companies is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has full power and authority under applicable corporate law to own, lease and operate its properties and to carry on its business as it is now being conducted.

  2. The authorized and outstanding capital stock of CGI and the outstanding Stock Rights of CGI are as set forth in Section 4.1(a) of the Agreement. All of such shares of capital stock and Stock Rights are held of record by the respective Holders as set forth on Schedule 3.2 to the Agreement.

  3. All of the outstanding capital stock and Stock Rights of Coast and CGE are owned by CGI, free and clear of any Third-Party Right.

  4. All of the issued and outstanding capital stock of each of the Coast Companies has been duly and validly authorized and issued and is fully paid and non-assessable, and has not been issued in violation of any preemptive rights of any stockholder.

  5. The execution, delivery and performance of the Agreement by the Holders and the consummation by the Holders of the transactions contemplated thereby (i) do not require any Third-Party Action with respect to any Coast Company under any Disclosable Contract, Disclosable Lease or material Permit (except those listed on Schedule 4.3 to the Agreement),
(ii) do not violate any Legal Requirement or Order known to us applicable to any Coast Company and (iii) do not conflict with or result in any default (with or without the giving of notice or the passage of time or both) under, or result in any acceleration or right of acceleration of any obligations under, any Disclosable Contract or Disclosable Lease, where, in each case, the absence of such Third-Party Action or such violation, conflict, default or acceleration would in any way adversely affect the transactions contemplated thereby.

  6. To the best of our knowledge, no action, suit or proceeding or investigation pending or overtly threatened in any court or before any arbitrator or before or by any Governmental Agency against any of the Coast Companies or any of their respective Properties or business.

  7. Each Holder has all requisite power and authority to enter into this Agreement and to perform its, his or her obligations hereunder. The execution, delivery and performance of the Agreement by each Holder have been duly authorized by all necessary action. The agreement is legally binding on and enforceable against each Holder in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws affecting the enforcement of creditors' rights generally and to general principles of equity.

  8. The execution, delivery and performance of the Agreement by the Holders and the consummation by the Holders of the transactions contemplated thereby (i) do not require any Third-Party Action with respect to any Holder (except those listed on Schedule 3.3 to the Agreement), (ii) do not violate any Legal Requirement or Order applicable to any Holder and
(iii) do not conflict with or result in any default (without or without the giving of notice or the passage of time or both) under, or result in any acceleration or right of acceleration of any obligations under, any Contract to which any Holder is a party, where, in each case, the absence of such Third-Party Action or such violation, conflict, default or acceleration would in any way adversely affect the Holders' conveyance to the Buyer of good and marketable title to such Shares and/or Warrants and/or the settlement of such Stock Options.



EXHIBIT C


MANAGEMENT AGREEMENT

     This Management Agreement dated September 9, 1996 is executed between Northwestern Growth Corporation, a South Dakota corporation ("NGC," which term includes its permitted assigns hereunder), and Coast Gas, Inc., a California corporation ("Coast").

     This Management Agreement is being entered into in connection with the consummation of the Initial Closing under the Stock Purchase and Merger Agreement dated September 4, 1996 (the "Main Agreement") among NGC, CGI Holdings, Inc., a Delaware corporation which is the parent of Coast, and the Preferred Holders. It is contemplated that this Management Agreement be an interim step between the Initial Closing and the Merger Closing under the Main Agreement; at the Merger Closing, the Employment Agreements of the senior management team of Coast become effective. Capitalized terms used herein without definition have the meanings stated in the Main Agreement.

     1 Management Services. In consideration of the management fee and costs payable by NGC under Section 2, Coast agrees to provide management advisory services relating to NGC's propane distribution business, as it exists from time to time during the term of this Agreement (collectively, "Management Services"). The Management Services shall include, but not be limited to, advisory services relating to planning, directing, controlling and executing the operational plans of the propane subsidiaries of NGC under the direction of their respective boards of directors and in accordance with the terms of this Agreement. In rendering the Management Services, members of Coast's management will, at the reasonable request of NGC, hold corporate titles in NGC and/or its affiliates reasonably related to the Management Services, but such officerships shall not represent an employment relationship or change the relationship of the parties set forth in this Management Agreement. The Management Services will include a reasonable portion (not exceeding the percentage used in computing the senior management team fee pursuant to Section 2) of the normal working hours of Coast's senior management team, taking Coast's own propane business into account. The Management Services will also include such portion of the time of additional management employees as may be specified by Coast's senior management team.

     2 Fees, Expenses. In consideration of the Management Services, NGC will pay Coast a fee (the "Management Fee") as stated in Exhibit A hereto. NGC will also pay or reimburse Coast for all direct out-of-pocket expenses (excluding management-level compensation and normal corporate overhead) reasonably incurred or paid by Coast in connection with rendering the Management Services (the "Chargeable Expenses"). The Management Fee shall be payable monthly on the 15th day of the month being billed (i.e., one-half in arrears, one-half in advance). If the term of this Agreement begins after the first business day of a month or ends before the last business day of a month, the Management Fee for such month shall be prorated based on the number of days of such month within the term hereof and the total number of days in such month; payments with respect to partial-month periods shall be due 15 days after the mid-month start or mid-month termination, as the case may be. The Chargeable Expenses will be payable monthly within 30 days of Coast's invoice therefor, provided such invoice includes reasonably detailed documentation of the Chargeable Expenses being billed. In connection with rendering the Management Services, Coast may use the facilities and personnel of NGC and/or NGC's affiliates operating NGC's propane distribution agreement, without paying a fee or charge therefor.

     3 Term. The term of this Management Agreement shall commence on the date hereof and end on the earliest of: (i) the Common Closing, (ii) a merger pursuant to Section 2.5 of the Main Agreement, (iii) the CGI Expiration Time and (iv) any termination of the Main Agreement in accordance with its terms.

     4 Nature of Relationship; Protection from Claims. The Management Services are advisory in nature only, and NGC is free to accept or reject any advice, recommendation or action advised or proposed to be taken by Coast. There are no representations and warranties of any kind as to the Management Services, and NGC assumes the full risk thereof, except in the event of Coast's gross negligence or willful breach of this Agreement. Neither Coast nor any Related Party of Coast is an agent of or otherwise authorized to bind NGC, except to the extent members of Coast's management hold corporate titles as stated in Section 1. NGC recognizes that Coast's own business may be taken into account in the rendering of Management Services hereunder. Neither Coast nor any Related Party of Coast will have any liability to NGC on account of any action taken or omitted or circumstance existing in connection with or relating to the Management Services, excepting, in the case of Coast only, Coast's own gross negligence or willful breach of this Agreement, and neither Coast nor any Related Party of Coast will have any liability (even if its, his or her own gross negligence or willful breach of this Agreement is involved) for lost profits or consequential, indirect or punitive damages (other than any punitive damages awarded to persons not affiliated with NGC on account of Coast's own gross negligence or willful breach of this Agreement). NGC agrees to indemnify and defend and hold Coast and its Related Parties (including but not limited to the members of Coast's senior management team) harmless from and against any and all costs, liabilities, claims, fees and expenses connected with, arising out of or related to any claim asserted in connection with or relating to (i) the Management Services (excepting Coast's own gross negligence or willful breach of this Agreement) or (ii) any activities or affairs of NGC or its affiliates. A "Related Party" means an officer, director, employee, affiliate, stockholder or representative.

     5 Non-Disclosure. Each party agrees not to divulge or communicate, or use for any purpose other than carrying out this Agreement, (i) any confidential business information or trade secrets of any other party or any affiliate thereof and (ii) any information or materials concerning this Agreement, the negotiation between the parties hereto and the transactions contemplated hereby, except to the extent that such information (v) was known by the recipient when received and is so documented by the recipient,
(w) is or hereafter becomes lawfully obtainable from other sources, (x) is required to be disclosed to a governmental agency having jurisdiction over the party or its affiliates, (y) is otherwise required by law to be disclosed or (z) is disclosed following a waiver in writing from the other parties. NGC's obligations under this Section 5 shall expire when and if the Merger Closing occurs.

     6  Miscellaneous.

     (a) Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

     (b) Entire Agreement. This Agreement constitutes the entire and sole agreement among the parties hereto with respect to the subject matter hereof and supersedes and cancels all prior agreements and understandings with respect thereto.

     (c) Amendment, Waiver. This Agreement may not be amended or waived except by an instrument in writing duly executed by all parties to this Agreement to be charged therewith.

     (d) Severability. In the event that any provision of this Agreement shall be held to be void, voidable or unenforceable, the remaining provisions shall remain in full force and effect.

     (e) Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     (f) Counterparts. This Agreement may be executed in one or more counterparts or on separate signature pages, each of which when executed and delivered shall be an original, and all of which shall constitute one and the same instrument.

     (g) Assignment. The benefit of this Agreement may be assigned by NGC to an affiliate of NGC. Any other assignment of the benefit of or obligations under this Agreement shall require the consent of the other party hereto, and any assignment of the benefit of or obligations under this Agreement not in compliance with this Section 15(g) will be null and void. The obligations of a party to this Agreement will be binding upon any successor or assign, but any succession or assignment will not relieve the original party from its obligations hereunder.

     (h) Arbitration. Any dispute arising hereunder not resolved by agreement within 30 days may be referred by either party, within the applicable statute of limitations, to JAMS/Endispute for arbitration in San Francisco, California or another mutually agreed location in accordance with the applicable rules of JAMS/Endispute. The arbitration award will be final and binding.

     (i) Nonsolicitation. During the term of this Agreement and for 2 years after any termination hereof pursuant to Section 3(iii) or (iv), NGC will not solicit (and will prevent any of its affiliates from soliciting) any employees of Coast to quit Coast and/or become an employee of any affiliate of NGC (except pursuant to a Merger Closing or an acquisition pursuant to Section 2.5 of the Main Agreement).


                           NORTHWESTERN GROWTH CORPORATION


                           By________________________________
                             Name:
                             Title:


                           COAST GAS, INC.


                           By________________________________
                             Name:
                             Title:


Exhibit

A Management Fee Calculation



Exhibit A
to Management Agreement

Management Fee Calculation

(Note:  Chargeable Expenses are additional)


Senior Management Team

The senior management team consists of Keith G. Baxter, Chief Executive Officer; Charles J. Kittrell, Executive Vice President and Chief Operating Officer; Ronald J. Goedde, Executive Vice President and Chief Financial Officer; William W. Woods, Vice President-Acquisitions; and Barbara Christensen, Executive Assistant; all so long as each of the foregoing continues in such offices; and their respective successors in such offices.

1.  The following percentage of Senior Management Team compensation:

     If NGC owns, or has contracted to buy, Empire Energy and NGC's existing third-party management contract for Synergy has expired or been terminated or permits transitional involvement by the Senior Management Team: 80%

     In all other cases:  60%.

     Compensation in effect upon execution of the Main Agreement will be as detailed in the March 29, 1996 letter concerning compensation.

2.  Plus 40% of the amount calculated in 1 above.

3. Applying the foregoing formula, the Management Fee (including the 40% addition under 2 above) is one of the following figures based on 1 above:
60% - $55,000; 80% - $72,000.

4. The above percentages may be modified if the respective boards of directors of the parties agree that a different allocation more accurately reflect the actual effort.


Additional Employees

1.  Billed at a ratable portion of salary, based on time spent

2.  Plus 40% of the amount calculated in 1 above.

3. Includes, for example, personnel in MIS, accounting, safety & training, transportation, etc.



EXHIBIT D

EMPLOYMENT AGREEMENT


    This Employment Agreement ("Agreement") is entered into by and between Keith G. Baxter, an individual ("Executive"), and Northwestern Growth Corporation, a South Dakota corporation ("NGC"). This Agreement may be assigned by NGC to a wholly-owned subsidiary, in which case the term "Company" will refer to such wholly-owned subsidiary; if it does not make such assignment, "Company" will refer to NGC.

RECITALS:

    A.The business purpose of Company is to provide management services for Coast Energy Group, Inc., Coast Gas Inc., Syn, Inc. and Empire Energy Inc. (collectively, "Affiliated Companies").

    B.NGC currently owns Syn, Inc., and has signed merger or other acquisition agreements to acquire the other Affiliated Companies. NGC intends to purchase additional natural gas liquid distribution companies ("Additional Companies").

    C.It is contemplated, but not required, by Company and Executive that Executive will also provide management services to Additional Companies purchased by or through NGC.

AGREEMENT:

  1.EMPLOYMENT BY THE COMPANY AND DURATION.

    a.Full Time and Best Efforts. Subject to the terms set forth herein, the Company agrees to employ Executive to provide management services for Affiliated Companies as President & Chief Executive Officer, and Executive hereby accepts such employment. During the duration of his employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention to the performance of his duties hereunder, except for vacation periods as set forth herein and reasonable absences due to injury or illness as permitted by the Company's general policies.

    b.Duties. Executive shall serve as Chief Executive Officer for Affiliated Companies and shall perform such duties as are customarily associated with his current title, consistent with the Bylaws of the Company and as required by the Company's Board of Directors (the "Board").

    c.Company Policies. The employment relationship between the parties shall be governed by the general employment policies and practices of NGC, including, but not limited to, those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

    d.Duration. A Management Agreement dated September 9, 1996 between NGC and Coast Gas, Inc., under which Executive is to render services, will continue in effect until the date of the Merger Closing under the Stock Purchase and Merger Agreement dated September 4, 1996 among NGC, CGI Holdings, Inc. and other parties. The duration of employment hereunder shall commence simultaneously with the expiration of such Management Agreement and end on the third anniversary of such date, subject to the provisions for termination set forth herein.

    e.Locations of Performance. Executive shall be domiciled in the vicinity of Watsonville, California. The parties acknowledge, however, that the Executive will be required to undertake reasonable travel to Company's market areas and NGC's home office in connection with the performance of his duties hereunder.

  2.Compensation and Benefits.

    a.Salary.  Executive shall receive for services to be rendered
hereunder an annual base salary of $             payable on a twice-monthly
basis, subject to increase at the sole discretion of the Board.

    b.Bonus. Executive shall receive such discretionary bonuses, if any, as the Board, in its sole discretion and from time to time may deem appropriate.

    c.Annual Operating Performance Incentive Plan. Executive shall be eligible to participate in the Annual Operating Performance Incentive Plan on the terms and conditions set forth in Schedule A attached hereto and by this reference incorporated herein.

    d.New Acquisitions Incentive Plan. Executive shall be eligible to participate in the New Acquisitions Incentive Plan on terms and conditions set forth in Schedule B attached hereto and by this reference incorporated herein.

    e.Long-Term Equity Incentive Plan. Executive shall be eligible to participate in the Long-Term Equity Incentive Plan for all Affiliated and Additional Companies on the terms and conditions set forth in Schedule C attached hereto, and as amended from time to time by mutual agreement, and by this reference incorporated herein.

    f.Participation in Benefit Plans. During the duration of employment hereunder, Executive shall be entitled to participate in the plans and programs as described on the attached Exhibit E, or those established by the Affiliated Companies or Additional Companies hereafter to the extent that he is eligible under the general provisions thereof. (If any such hereafter-established plan is intended as a substitute for or alternative to one or more Exhibit E plans, Executive shall be eligible to participate in only one, not both, of the plans in question.) The Company may, in its sole discretion and from time to time, establish additional senior management benefit programs as it deems appropriate.

    g.Life Insurance. The Company shall maintain term life insurance in the amount of $725,000 on the life of Executive payable to such beneficiary or beneficiaries as Executive may designate from time to time.

    h.Vacation. Executive shall be entitled to a period of annual vacation time as described on Exhibit E , but in no event to exceed four
(4) weeks per year. The days selected for Executive's vacation must be mutually agreeable to Company and Executive.

    i.Withholding. All payments and benefits under this Section 2 for which withholding is required under applicable law will be made subject to the required withholding.

  3.Reasonable Business Expenses and Support.

    Executive shall be reimbursed for documented and reasonable business expenses in connection with the performance of his duties hereunder. Executive shall be furnished reasonable office space at 432 Westridge Drive, Watsonville, California or successor location in Watsonville, California, or other location as mutually agreed by Executive and NGC ("Primary Office") as well as support assistance and facilities.

  4.Termination of Employment.

    The date on which Executive's employment by the Company ceases, under any of the following circumstances, shall be defined herein as the "Termination Date".

    a.Termination Without Cause.

      i.Termination Payment. Upon notice to Executive, the Company's Board may terminate Executive's employment with the Company at will at any time for any reason and without "cause", as defined below. In the event Executive's employment is terminated by the Company without cause, Executive shall receive payment for all accrued salary and vacation time through the termination date, and the Company shall pay Executive as severance an amount that is equal to the compensation of Executive under this Agreement for the remaining balance of the duration of employment under this Agreement .

      ii. Fundamental Changes. In the event that the Company makes a fundamental change as defined herein below, Executive may at any time thereafter terminate his employment, provided, however that Executive shall provide the Company ten (10) days notice prior to any such termination, and the Company shall have a reasonable period of time not to exceed thirty
(30) days to cure such fundamental change. "Fundamental change" shall be defined as any of the following:

    (a) Diminution in the Executive's duties, authority, responsibility and/or compensation without performance or market justification;

    (b) Company moves Executive's primary office more than fifty (50) miles from Watsonville, California;

    (c) NGC or an affiliate sells any Affiliated Company or the assets or a portion of any of the foregoing after the effective date of this Agreement such that the total EBITDA of Affiliated Companies for which Executive is responsible falls below 70% of the EBITDA of the Affiliated Companies on the effective date of this Agreement.

    (d)  any one or more of the following:

      (i) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than as a trustee or other fiduciary holding securities under an employee benefit plan of Northwestern Public Service Company (the "Parent"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Parent representing 10% or more of the total voting power represented by the Parent's then outstanding voting securities, or

      (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Parent and any new directors whose election by the Board of Directors or nomination for election by the Parent's stockholders was approved by a vote of at least two thirds (2/3)of the directors still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors, or

      (iii) the stockholders of the Parent approve a merger or consolidation of the Parent with any other corporation, other than a merger or consolidation which would result in the voting securities of the parent outstanding immediately prior to such a merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 90% of the total voting power represented by the voting securities of the Parent or such surviving entity outstanding immediately after such merger or consolidation, or

      (iv) the stockholders of the Parent approve a plan of complete liquidation of the Parent, an agreement for the sale or disposition of the Parent (in one transaction or a series of transactions) of all or substantially all of the Parent's assets, or a plan of reorganization pursuant to which (in one transaction or a series of transactions) all or substantially all of the Parent's assets shall be transferred to a person (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) not wholly owned by the Parent, or

      (v) the Parent shall no longer be the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of at least 80% of the outstanding shares of each class of equity securities of the Company, provided that a public offering of securities after which the Parent, directly or through one or more subsidiaries, is the controlling entity shall not trigger this Section 4(a)(ii)(d)(v), or

      (vi) the Parent shall, by issuing a proxy, power or attorney, or similar authorization or entering into a contract or other arrangement of any kind, shall no longer effectively control the Company.

                            *        *        *

      A termination by Executive in the event of a fundamental change shall be treated as a Company termination without cause, and Executive shall be entitled to the same severance payments as provided in paragraph 4(a)(i), provided Executive terminates his employment within 120 days after he receives notice of such fundamental change.

      b.Termination for Cause.

    i.Termination Payment of Accrued Salary and Vacation. The Company's Board may terminate Executive's employment with the Company at any time for "cause" as defined below, immediately upon notice to Executive of the circumstances leading to such termination for cause. In the event that Executive's employment is terminated for cause, Executive shall receive payment for all accrued salary and vacation time through the Termination Date, which in this event shall be the date upon which notice of termination is given. Executive shall also receive any compensation as provided in paragraphs 2(c), (d), (e) and (f). The Company shall have no further obligation to pay severance of any kind nor to make any payment in lieu of notice.

  ii. Definition of Cause. "Cause" means the occurrence or existence of any of the following with respect to Executive, as determined by a majority of the Directors of the Board: (a) any act of dishonesty, misappropriation, embezzlement, intentional fraud or similar conduct involving the Company, any Affiliated Companies or any Additional Companies; (b) the conviction or the plea of nolo contendere or the equivalent in respect to a felony involving moral turpitude; (c) any intentional damage of a material nature to any property of the Company, any Affiliated Companies or any Additional Companies; or (d) conduct by Executive which demonstrates gross unfitness to serve in his capacity as employee of the Company.

      c.Termination Upon Disability. Company may terminate Executive's employment in the event Executive suffers a disability that renders Executive unable to perform the essential functions of his position, even with reasonable accommodation, for nine (9) months within any twelve (12) month period. Commencing on the Termination Date, which in this event shall be the date upon which notice of termination is given, Company shall pay Executive an amount equivalent to 100% of Executive's then annual base salary, subject to standard withholdings for tax and social security purposes, payable over twelve (12) months in monthly pro rata payments commencing as of the Termination Date. Executive shall also receive any compensation as provided in paragraphs 2(c), (d), (e) and (f).

      d.Benefits Upon Termination. All benefits provided under paragraph 2(g) hereof shall be extended, to the extent permitted by the Company's insurance policies and benefit plans, for one (1) year after Executive's Termination Date, except (a) as required by law (e.g., COBRA health insurance continuation election), or (b) in the event of a termination described in paragraph 4(b) if the Company does not decide to require the noncompetition agreement as described in section 6.

      e.Termination Upon Death. If Executive dies prior to the expiration of the duration of employment under this Agreement, the Company shall continue coverage of Executive's dependents (if any) under all benefit plans or programs of the type listed above in paragraph 2(g) herein for a period of twelve (12) months.

    5.Proprietary Information Obligations. During the duration of employment under this Agreement, Executive will have access to and become acquainted with the Company's, Affiliated Companies' and Additional Companies' confidential and proprietary information, including but not limited to information or plans regarding customer relationships, personnel, sales, marketing, and financial operations and methods, trade secrets, formulas, devices, secret inventions, processes, and other compilations of information, records, and specifications (collectively, except to the extent it was already known from other sources, or is or becomes general knowledge, in each case without known violation of any confidentiality obligation, "Proprietary Information"). Executive shall not disclose any of the Proprietary Information directly or indirectly, or use it in any way, either during the duration of this Agreement or at any time thereafter, except as required in the course of his employment with the Company or as authorized in writing by the Company. All files, records, documents, computer-recorded information, drawings specifications, equipment and similar items relating to the business of the Company, Affiliated Companies and/or Additional Companies, whether prepared by Executive or otherwise coming into his possession, shall remain the exclusive property of the Company, Affiliated Companies and/or Additional Companies, respectively, and shall not be removed under any circumstances whatsoever without the prior written consent of the Company, except when (and only for the period) necessary to carry out Executive's duties hereunder, and if removed shall be immediately returned to the Company upon any termination of his employment and no copies thereof shall be kept by Executive; provided, however, that Executive shall be entitled to retain documents that were personally owned or acquired.

       6.Covenant Not to Compete.

      NGC is, on the date hereof, acquiring by merger the entire equity interest in CGI Holding, Inc. (the "Company") from its former shareholders, including Executive. The Company, through its wholly owned subsidiary Coast Gas, Inc., a California corporation ("Coast"), is presently in the retail business of selling and distributing propane to end-user customers in bobtail delivery vehicles with capacities below 5,000 gallons (the "Business"). Coast conducts the Business at the locations specified in Schedule E. In addition, other Affiliated Companies conduct the Business at retail store locations existing on the date hereof. Without limitation the term "Business" does not include the sale, distribution, or transport of natural gas liquids, including without limitation propane, (collectively "NGL's") in transport loads of 5000 gallons or more, whether for end use or resale, or the rendition of any services to Persons engaged in the business of selling or distributing NGL's, or the trading, selling, hedging, processing or otherwise dealing with NGL's or other petroleum products (or contracts for any of the foregoing) for any purpose.
    The Executive agrees that for a twelve (12) month period from the end of his employment with the Company, he will not carry on the "Business" with fifty (50) miles of any of the foregoing existing locations of Coast or other Affiliated Company. For purposes of this Agreement, Executive will be deemed to be "carrying on" the Business if he does so directly or if he is the owner or an officer or an employee of, a consultant to or a stockholder or holder of another equity interest in, any person engaged in the business, provided however, that Executive may own, directly or indirectly, solely as an investment, securities of any person traded on a national exchange or listed on the NASDAQ National Market so long as he does not, directly or indirectly, own 5% or more of the fully diluted interest in such person.

    7.Noninterference. While employed by the Company, and during the time any noncompetition covenant as described under Section 6 is in effect, Executive agrees not to interfere with the business of the Company by directly or indirectly soliciting, attempting to solicit, inducing, or otherwise causing any employee of the Company to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any other employer.

    8.Affiliated Companies. Executive shall be given responsibility to perform, and shall perform, the duties of President and Chief Executive Officer for all Affiliated Companies. Failure by Company to provide such responsibility to Executive shall be considered a diminution in Executive's duties, authority, responsibility and/or compensation without performance or market justification under paragraph 4(a) above.

    9.Guarantee of Performance. If at the time the Company is not NGC and the earnings before interest, taxes, depreciation and amortization of the Company, all calculated in accordance with generally accepted accounting principles consistently applied (collectively, "EBITDA"), for the four most recently completed quarters of the Company for which financial statements are available is less than $15,000,000, then (i) the Company shall notify Executive of such circumstance as soon as reasonably feasible, and (ii) all obligations arising after such four consecutive quarters and before the date, if any, when four-trailing-quarters EBITDA again equals or exceeds $15,000,000, shall be the joint and several obligations of the Company and NGC.

  10.  Arbitration of Disputes.

    a.Scope. Any disputes of any kind regarding this Agreement, including, but not limited to, its termination or any events occurring during the employment relationship, shall be subject to final and binding arbitration, to the extent permitted by law, pursuant to the Employment Dispute Resolution Rules and Regulations of the American Arbitration Association. Such disputes shall include, but are not limited to, claims for breach of contract (express or implied), tort claims, claims for discrimination, and claims for violation of any federal or state law or regulation.

    b.Request. Any request for arbitration must be made in writing within 365 calendar days of the occurrence giving rise to the dispute.

    c.Applicable Law. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of Delaware, or federal law, or both, as applicable to the claim or claims asserted.

    d.Final and Binding. The arbitration shall be final and binding upon all of the parties and shall be enforceable to the extent permitted by law.

    11.  Miscellaneous.

    (a) Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax ) or the third day after mailing by first class mail to the recipient at the address indicated below:

    To the Company:

      to NGC as stated below

    To Executive:

     Keith G. Baxter
      600 Hudson Lane
      Aptos, California  95003
      Voice: 408-662-8963
      Fax:   408-662-9354

    To NGC:

    Richard R. Hylland
      President and Chief Operating Officer
      NORTHWESTERN GROWTH CORPORATION
      33 Third Street, S.E.
      Post Office Box 1318
      Huron, South Dakota  57350-1318
      Voice: 605-353-8294
      Fax:   605-353-8286

or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

      b.Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

      c.Entire Agreement. This document constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral.

      d.Counterparts. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

      e.Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors and assigns, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights under without the written consent of the Company, which shall not be withheld unreasonably.

      f.Attorneys' Fees. If any legal proceeding is necessary to enforce or interpret the terms of this Agreement, or to recover damages for breach hereof, the prevailing party shall be entitled to reasonable attorneys' fees, as well as costs and disbursements, in addition to any other relief to which he or it may be entitled.

      g.Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by both parties. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement.

      h.Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of Delaware.

  12. Effective Date. This Agreement shall be effective at the commencement of the duration hereof referred to in Section 1(d)hereof.

NORTHWESTERN GROWTH CORPORATION ____________________________
                            Keith G. Baxter

  "NGC" and initial "Company"    "Executive"


By ________________________  Date: ______________________
  Title:
Date: ______________________




EXHIBIT E

BUYER'S COUNSEL'S OPINION

  Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:

  1. Each of NGC and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full power and authority under applicable corporate law to own, lease and operate its properties and to carry on its business as it is now being conducted.

  2. Each of NGC and Acquisition has all necessary power and authority under applicable corporate law to execute, deliver and perform its obligations under the Agreement and the Merger Agreement. The execution, delivery and performance of the Agreement and the Merger Agreement by NGC and Acquisition have been duly authorized by all necessary action under applicable corporate law. The agreement and the Merger Agreement each is legally binding on and enforceable against NGC and Acquisition in accordance with its respective terms, and the Buyer Note, when executed and delivered in accordance with the Merger Agreement, will be legally binding on and enforceable against NGC in accordance with its terms, in each case subject to (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws affecting the enforcement of credits' rights generally, (ii) limitations of rights to indemnity under federal and state law and public policy and (iii) general principles of equity.

  3. To the best of our knowledge, the execution, delivery and performance of the Agreement and the Merger Agreement by NGC and Acquisition and the consummation by NGC and Acquisition of the transactions contemplated thereby (i) do not require any Third-Party Action relating to NGC or Acquisition (except those listed on Schedule 5.2 to the Agreement),
(ii) do not violate any Legal Requirement or Order applicable to NGC or Acquisition and (iii) do not conflict with or result in any default (with or without the giving of notice or the passage of time or both) under, or result in any acceleration or right of acceleration of any obligations under, any Contract to which NGC or Acquisition is a party, where, in each case, the absence of such Third-Party Action or such violation, conflict, default or acceleration would in any way adversely affect the transactions contemplated thereby.

  The opinion expressed in paragraph 2 as to the validity, binding nature and enforceability of the Agreement, the Merger Agreement and the Buyer Note extend only to those instruments themselves and not to the other agreements attached as exhibits to the Agreement.


EXHIBIT F

INDEMNITY AGREEMENT

     This Indemnity Agreement (this "Agreement") dated ____________, 199__ is executed by Northwestern Growth Corporation, a South Dakota corporation (the "Buyer") and ___________________________, L.P., a ___________________
limited partnership (the "Offeror"), on the one hand, and CGI Holdings, Inc., a Delaware corporation ("CGI"), on the other hand.

     Pursuant to Section 10.14 of a Stock Purchase and Merger Agreement (the "Main Agreement") dated September 4, 1996 among the Buyer, CGI Acquisition Corporation, CGI and the Preferred Holders named therein, CGI agreed not to object to the Buyer's inclusion of financial statements (the "Financial Statements") related to CGI or one or more of its subsidiaries in the registration statement (the "Registration Statement") for a master limited partnership offering (the "Offering") on certain conditions, including without limitation the Buyer's and the Offeror's entry into this Agreement. Capitalized terms used herein without definition have the meanings stated in the Main Agreement.

     Therefore, in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

     1.Buyer/Offeror Indemnification. The Buyer and the Offeror, jointly and severally, shall indemnify, hold harmless and defend, to the fullest extent permitted by law, each Coast Company, each Holder, each Holders' Agent, and each Coast Company's, Holder's and Holders' Agent's officers, directors, shareholders, affiliates, agents, attorneys and partners, and each person controlling any Coast Company, Holder or Holders' Agent, in each case in their capacities as such, from and against all claims, losses, damages, costs, expenses and liabilities whatsoever (or actions in respect thereof) (each, a "Claim") arising out of or related to (i) the Offering, or (ii) the Registration Statement or any prospectus included therein, including but not limited to the inclusion therein of the Financial Statements, or (iii) any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement and any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration (collectively, the "Registration Materials"), or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Buyer or the Offeror of the Securities Act of 1933 (the "Act") or any state securities law or of any rule or regulation promulgated under the Act or any state securities law applicable to the Buyer or the Offeror and relating to action or inaction required of the Buyer or the Offeror in connection with any such registration, and shall reimburse each Coast Company, Holder and Holders' Agent and each of such officers, directors, agents, attorneys, partners and persons for any legal and any other expenses reasonably incurred in connection with investigating or defending or preparing to defend any such Claim. This Section 1 shall apply to a Claim whether it alleges the Financial Statements themselves are deficient or alleges some other deficiency.

     2.Indemnification Procedures.

       (a) Notice. Each party entitled to indemnification under this Agreement (the "Indemnified Party") shall give written notice (the "Notice") to the Buyer and the Offeror (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any Claim as to which indemnity may be sought; provided that the failure of the Indemnified Party to give Notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is actually prejudiced by such failure to give Notice.

       (b) Defense of Claims. The Indemnifying Party shall be entitled to participate in and, subject to the provisions of this Section 2, to assume the defense of such Claim, provided that the Indemnified Party shall have the right to approve (which approval shall not unreasonably be withheld) the counsel for the Indemnifying Party who will conduct the defense of such Claim. Any election by the Indemnifying Party to assume the defense shall also be conditioned on (i) the Indemnifying Party demonstrating its financial ability to pay the amounts reasonably likely to be involved to the reasonable satisfaction of the Indemnified Party, and
(ii) the Indemnifying Party acknowledging in writing that the Claim is subject to indemnification hereunder. If the Indemnifying Party shall elect to assume the defense of a Claim, the Indemnified Party shall have the right to participate in such defense, with counsel of its choice, at its sole costs and expense. The party assuming the defense of the Claim shall furnish to the other party all information reasonably available to the defending party which relates to such Claim and shall keep the other party apprised at all times as to the status of the defense. If any Indemnified Party shall have been advised by counsel chosen by it that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to and that have not been asserted by the Indemnifying Party, the Indemnifying Party shall not have the right to assume or continue the defense of such action on behalf of such Indemnified Party. If the Indemnifying Party elects not to assume the defense, or is not entitled to assume the defense, the Indemnifying Party shall reimburse such Indemnified Party and any person controlling such Indemnified Party for the reasonable fees and expenses of any counsel retained by the Indemnified Party.

       (c) Legal Expenses. The Indemnifying Party shall be liable to the Indemnified Parties under this Agreement for any legal or other expenses in connection with a Claim incurred by the Indemnified Parties prior to receiving Notice. After giving Notice, the Indemnifying Party shall not be liable to any Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such Indemnified Party in connection with a Claim. Each Indemnified Party shall have the right to employ its counsel in any such action, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party. The Indemnifying Party shall not be liable, in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, for the reasonable fees and expenses of more than one separate firm of attorneys for such Indemnified Party, which firm shall be designated in writing by the Indemnified Party to the Indemnifying Party.

       (d) Other Rights and Limitations. No Indemnifying Party, in the defense of any such Claim, shall, except with the consent of an Indemnified Party (which consent will not be unreasonably withheld), consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant to such Indemnified Party of a release from all liability in respect to such Claim. The indemnity agreements contained in this Agreement shall not apply to amounts paid in settlement of any such Claim if such settlement is effected without the consent of the Indemnifying Party (which consent will not be unreasonably withheld) as to any action the defense of which has been assumed by the Indemnifying Party.

       (e)  Indemnification Payments.   The indemnification provided in
this Agreement shall be made by periodic payments of the amount thereof as and when bills are received or such Claim occurs.

     3.Contribution. If the indemnification provided for in this Agreement shall for any reason be held by a court to be unavailable to an Indemnified Party, then, in lieu of the amount paid or payable under
Section 1 or Section 2(c), the Indemnified Party and the Indemnifying Party shall contribute to the aggregate damages in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party with respect to the statements or omissions which resulted in such damages, including, without limitation, the parties' relative knowledge and access to information concerning the matter with respect to which the Claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equivalent considerations appropriate under the circumstances, it being understood that the Financial Statements were not prepared for use in an offering of securities and that no Indemnified Party shall have any responsibility for their use in the Offering or any other aspect of the Offering or the Registration Materials and that no Indemnified Party shall have any obligation to verify the accuracy or sufficiency of any information, including the Financial Statements, used in the Offering or the Registration Materials. The parties agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

     4.Miscellaneous

     (a) Governing Law. This Agreement shall be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California. All parties consent to the nonexclusive jurisdiction and venue of the state and federal courts in the City and County of San Francisco, California, and agree that personal service in any such action may be made by notice pursuant to Section 4(d).

     (b) Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding upon, the successors, assigns, heirs, transferees, executors and administrators of the parties hereto.

     (c) Entire Agreement; Amendment and Waiver. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof. This Agreement may not be terminated, amended or waived except by an instrument in writing duly executed by (i) prior to the Merger, the Buyer, the Offeror and CGI, or
(ii) at and after the Merger, the Buyer, the Offeror and the Holders'
Agents.

     (d) Notices. Except as otherwise provided, all notices and other communications required or permitted hereunder will be in writing and will be given by telegram, telecopy or other facsimile transmission, express courier holding itself out as able to make delivery within one business day after receipt, hand delivery within receipt by the addressee, or certified or first class mail, postage prepaid, addressed to the party's address or facsimile transmission number set forth on the signature pages hereto, or at such other address or facsimile transmission number as such party will have furnished to the other parties in writing. Notice will be effective one business day after delivery to a telegraph company or express courier, or upon receipt if: (i) hand delivered; (ii) deposited in the United States mail as provided above; or (iii) sent by facsimile transmission, as the case may be.

     (e) Title and Subtitles. The titles of the Sections and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     (f) Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original, but all of which together will constitute one instrument.

          (g) Severability. In case any provision of this Agreement shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

     (h) Merger. This Agreement shall survive the Merger. After the Merger, the provisions affecting Holders and Holders' Agents may be enforced directly by each Holder and Holders' Agent. Nothing in this Agreement shall limit the rights and obligations of the parties under the Main Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Indemnity Agreement.


                              NORTHWESTERN GROWTH CORPORATION


                              By:
                                Name:
                                Title:


                              CGI HOLDINGS, INC.


                              By:
                                Name:
                                Title:


                              ____________________________________, L.P.

                              By___________________________, Inc., its
                                general partner


                                By:
                                   Name:
                                   Title:

EXHIBIT G

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR OFFERED FOR SALE UNLESS REGISTERED PURSUANT TO SUCH ACT
        OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.


San Francisco, California                              $3,300,000
[date of Merger Closing]


BUYER NOTE


     FOR VALUE RECEIVED, the undersigned (the "Maker"), a South Dakota corporation, promises to pay to Keith G. Baxter, Gerald Parsky and Richard
K. Roeder, or their respective successors as Holders' Agents pursuant to the Stock Purchase and Merger Agreement dated September 4, 1996 (the "Main Agreement") among the Maker, CGI Holdings, Inc., a Delaware corporation, and the Preferred Holders named therein the principal amount of THREE MILLION THREE HUNDRED THOUSAND DOLLARS ($3,300,000), together with interest thereon at the annual rate of 9% from the date hereof until the due date hereof.

     All principal of and accrued interest hereunder shall be payable on the earlier of (i) the first anniversary of the date hereof and (ii) December 31, 1997. Any amount not paid when due will bear interest from the due date until paid at the annual rate of 10%.

     The principal of this Buyer Note may be prepaid in full or in part at any time without penalty, providing that each partial payment shall be applied first to unpaid accrued interest and the balance, if any, shall be applied to principal remaining unpaid.

     All payments of principal and interest shall be made by wire transfer of immediately available funds to the account the holder hereof may from time to time designate in writing to the Maker.

     At any time after an Event of Default shall have occurred and be continuing, the holder hereof may declare the entire principal of this Note, together with accrued interest thereon, due and payable on the date specified in its written notice to the Maker, which date shall not be earlier than 10 days after such notice is given. Notice may be given either (at the holder's option) by personal delivery to the Maker or by deposit in the U.S. registered mail, return receipt requested (but the giving of such a receipt shall not be necessary for the effectiveness of such notice), addressed to the Maker at the address set forth below (or at such address as the Maker may from time to time designate in writing to the holder hereof). An "Event of Default" shall mean any of the following events:

     (A) an assignment for the benefit of creditors of substantially all of the assets of the Maker;

     (B)  the  commencement  of  any  voluntary  bankruptcy  or  insolvency
          proceedings  by the        Maker, or any admission by  the  Maker
          that it is insolvent;

     (C) the commencement and maintenance for at least 30 days of any bankruptcy or insolvency proceedings against the Maker;

     (D) proceedings for the dissolution, winding up and/or liquidation of the Maker shall commence or be authorized; and

     (E) any sale of substantially all its assets, or any merger in which the Maker is not the survivor or as a result of which a change of control or a material decrease in its credit standing of the Maker takes place, is consummated or authorized.

     This Buyer Note shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflict of laws.

     The Maker agrees to reimburse the holder hereof for all reasonable costs and expenses, including reasonable attorneys fees incurred in the collection of the indebtedness evidenced by this Buyer Note.

     The Maker hereby expressly waives presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest and any other formality.

     The  obligations  of the Buyer under this Buyer Note  are  subject  to
Section 10.3(c) of the Main Agreement. This Buyer Note may be enforced, and any disputes hereunder or relating hereto shall be resolved exclusively by, arbitration in accordance with Section 10.4 of the Main Agreement.


                              NORTHWESTERN GROWTH CORPORATION


                              By:  ________________________________
                                Name:
                                Title:
                              33 Third Street S.E., Suite 400
                              Huron, South Dakota 57350




DISCLOSURE APPENDIX

                                                                  Page

Section 1  Initial Closing ........................................  1

     1.2   Sale of Preferred Stock; Stock Certificates and
           closing Payments .......................................  1

     1.2   Preferred Purchase Price ...............................  2

Section 2  Option and Merger ......................................  2

     2.1   Buyer Option ...........................................  2

     2.2   CGI Option .............................................  2

     2.2   Merger upon Triggering Transaction .....................  3

     2.6   Merger Closing .........................................  3

     2.5   Buyer's Third-Party Sale Rights ........................  3

Section 3  Transactional Representations and Warranties ...........  4

     3.1   Power and Authority ....................................  4

     3.3   Authority; Enforceability ..............................  4

     3.1   Power and Authority ....................................  5

     3.2   Title ..................................................  5

     3.3   Authority; Enforceability ..............................  5

Section 4  Business Representations and Warranties of CGI
           as to Company ..........................................  5

     4.1   Capital Stock ..........................................  5

     4.2   Organization, Etc., of Coast Companies .................  7

     4.3   Transactional Matters ..................................  7

     4.4   Subsidiaries, Etc. .....................................  7

     4.5   Financial Statements; Liabilities; Changes .............. 7

     4.6   Taxes ..................................................  9

     4.7   Title to Properties .................................... 10

     4.8   Inventories ............................................ 11

     4.9   Accounts Receivable .................................... 11

     4.10  Leases ................................................. 11

     4.11  Facilities, Equipment .................................. 11

     4.12  Insurance .............................................. 12

     4.13  Employment and Benefit Matters ......................... 12

     4.14  Contracts .............................................. 13

     4.15  Officers and Directors, Etc. ........................... 13

     4.16  Corporate Documents .................................... 13

     4.17  Legal Proceedings ...................................... 14

     4.18  Compliance with Instruments, Orders and
           Legal Requirements ..................................... 14

     4.19  Environmental Matters .................................. 14

     4.20  Permits ................................................ 14

     4.23  Intellectual Property .................................. 14

     4.22  Capital Expenditures ................................... 15

Section 5  Representations and Warranties of Buyer ................ 15

     5.1   Organization, Standing, Etc. of Buyer .................. 15

     5.2   Authority; Enforceability .............................. 15

     5.4   Source of Purchase Price ............................... 15

Section 6  Conditions to Obligations of Buyer at Initial Closing .. 16

     6.1   Representations and Warranties ......................... 16

     6.2   CGI Certificate ........................................ 16

     6.3   Performance ............................................ 16

     6.4   Third-Party Action ..................................... 16

     6.5   Opinion of Counsel ..................................... 16

     6.6   Termination of Agreements .............................. 16

     6.7   Management Contract and Employment Agreements .......... 17

     6.8   Transactional Litigation ............................... 17

     6.9   Interim Events ......................................... 17

     6.10  CEI .................................................... 17

     6.11  Management Changes ..................................... 17

     6.12  Stockholder Approval ................................... 17

     6.13  Corporate and Other Proceedings ........................ 17

Section 7  Conditions to Obligations of Buyer and Buyer
           Subsidiary at Section 2.2 or 2.3 ....................... 17

     7.1   Performance ............................................ 17

     7.2   Transactional Litigation ............................... 18

     7.3   Certain Representations and Warranties ................. 18

     7.4   Other Representations and Warranties ................... 18

     7.5   Initial Closing ........................................ 18

Section 8  Conditions to Preferred Holders' Obligations
           at Initial Closing ..................................... 18

     8.1   Representations and Warranties ......................... 18

     8.2   Closing Certificate .................................... 19

     8.3   Performance ............................................ 19

     8.4   Third-Party Action ..................................... 19

     8.5   Opinion of Counsel ..................................... 19

     8.6   Option Payment ......................................... 19

     8.7   Management Contract and Employment Agreements .......... 19

     8.8   Transactional Litigation ............................... 19

     8.9   Stockholder Approval ................................... 19

     8.10  Corporate and Other Proceedings ........................ 19

Section 9  Conditions to Obligations of CGI at Merger Closing ..... 20

     9.1   Performance ............................................ 20

     9.2   Transactional Litigation ............................... 20

     9.3   Representations and Warranties ......................... 20

     8.1   Discharge of Pay-Off Debt .............................. 20

     9.4   Initial Closing ........................................ 20

Section 10 Convenants of CGI and Buyer ............................ 20

     10.1  Non-Disclosure ......................................... 20

     10.2  Representations and Warranties in Sections 3 and 5 ..... 20

     10.3  Representations and Warranties in Section 4 ............ 21

     10.4  Disputed and Third-Party Claims Under Section 10.3 ..... 23

     10.5  Termination of this Agreement .......................... 23

     10.6  Inconsistent Action .................................... 23

     10.7  Access ................................................. 23

     10.8  No Solicitation or Negotiation ......................... 23

     10.9  Interim Financial Information .......................... 24

     10.7  Interim Conduct of Business ............................ 24

     10.11 Board Representation; Approval Rights .................. 24

     10.12 Buyer Environmental Indemnification .................... 25

     10.13 Buyer Notification ..................................... 25

     10.14 Use of Company Financial Statements .................... 25

     10.15 Hart-Scott-Rodino ...................................... 25

     10.16 Income Tax Withholding ................................. 25

Section 11 Miscellaneous .......................................... 25

     11.1  No Brokers, Finders, Etc. .............................. 25

     11.2  Expenses ............................................... 26

     11.3  Complete Agreements; Waiver and Modification, Etc. ..... 26

     11.4  Notices ................................................ 26

     11.6  Law Governing .......................................... 27

     11.7  Headings; References ................................... 27

     11.8  Successors and Assigns ................................. 27

     11.9  Counterparts, Separate Signature Pages ................. 27

     11.10 Severability ........................................... 27

     11.11 Attorneys' Fees ........................................ 28

     11.12 Waiver of Rescission ................................... 28

Section 12 Glossary ............................................... 28